                                                FILED PURSUANT TO RULE 424(b)(1)
                                                          FILE NUMBER: 333-16805


                                1,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    Electronic Processing, Inc. ("EPI" or the "Company") is offering hereby 1,600,000 shares of Common Stock. Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for inclusion in the Nasdaq SmallCap Market-TM- under the symbol "EPIQ."

                            ------------------------
THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
   SUBSTANTIAL DILUTION. SEE "RISK FACTORS"      BEGINNING OF PAGE 6 AND
                             "DILUTION" ON PAGE 11.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                                         UNDERWRITING        PROCEEDS TO
                                     PRICE TO PUBLIC     DISCOUNT (1)        COMPANY (2)
Per Share.........................        $3.50              $.315             $3.185
Total (3).........................     $5,600,000          $504,000          $5,096,000


(1) Does not reflect additional compensation to be received by R. J. Steichen & Company (the "Underwriter"), in the form of (i) a nonaccountable expense allowance equal to 3% of the total Price to Public; and (ii) a warrant to purchase up to 160,000 shares of Common Stock at a per share price of 120% of the initial offering price, exercisable for a period of four years commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $485,000 which includes the nonaccountable expense allowance described in
    Note 1 above.


(3) The Company has granted to the Underwriter a 45-day option to purchase up to 240,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the total price to the public will be $6,440,000, the total underwriting discount will be $579,600, and the total proceeds to the Company will be $5,860,400. See "Underwriting."



    The shares of Common Stock are offered by the Underwriter named herein on a "firm commitment" basis, subject to prior sale, when, as and if delivered to and accepted by it and subject to certain other conditions, including its right to reject any order in whole or in part. It is expected that delivery of certificates representing the Common Stock will be made against payment therefor on or about February 7, 1997 in Minneapolis, Minnesota.


                             RJ STEICHEN & COMPANY


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 3, 1997

                                 [PHOTOGRAPHS]

GRAPHIC ENTITLED "ADVANCED BANKRUPTCY MANAGEMENT SYSTEMS" DEPICTING CERTAIN FEATURES OF THE COMPANY'S TCMS PRODUCT: CREDITOR DISTRIBUTION, ELECTRONIC BANKING, ASSET IMAGING, GOVERNMENT REPORTING, AND ELECTRONIC COURT INTERFACE. A SEPARATE EMBEDDED GRAPHIC ENTITLED "REVENUE STRUCTURE" DEPICTS THE FOLLOWING:
"EPI LICENSES SOFTWARE AND HARDWARE TO TRUSTEE END-USER; TRUSTEE END-USER DEPOSITS ASSET PROCEEDS TO PARTNERSHIP BANK; AND PARTNERSHIP BANK; AND PARTNERSHIP BANK PAYS EPI MONTHLY FEE."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS (THE "PROSPECTUS"). ALL INFORMATION CONCERNING THE COMPANY'S AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK AND ALL FINANCIAL INFORMATION PRESENTED ON A PER SHARE BASIS REFLECT A SIX-FOR-ONE STOCK SPLIT EFFECTIVE, THROUGH A STOCK DIVIDEND, AS OF NOVEMBER 4, 1996. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OPTION TO PURCHASE FROM THE COMPANY UP TO 240,000 SHARES OF COMMON STOCK TO COVER OVERALLOTMENTS, IF ANY.

                                  THE COMPANY

    Electronic Processing, Inc. ("EPI" or the "Company") serves a national client base with specialty products that facilitate financial and administrative aspects of bankruptcy management, including legal noticing, claims management, funds distribution and government reporting. The Company develops, markets, licenses and supports internally developed and proprietary software products primarily to trustees under Chapter 7 and Chapter 13 of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), as well as to other users of the federal bankruptcy system, including trustees in Chapter 11 and Chapter 12. EPI assimilates software development, network operations, value-added services and comprehensive post-installation support into an integrated environment that offers clients a high level of coordinated support. Between 1993 and 1996, the Company recruited a new operating management team to develop new products and enter new markets.

    Insolvency is an ever-present, integral part of the national economy, and the Company's revenues increase as the number of cases processed by EPI's software grows. The last two years have experienced the greatest increase in the rate of bankruptcy filings in a decade. Industry analysts reported that bankruptcy filings topped the one million mark for the first time in 1996. The Company estimates that there are approximately 550,000 active cases pending in Chapter 13 and approximately $2 billion on deposit from Chapter 7 liquidations. Bankruptcy proceedings encompass Chapter 7 (liquidation), Chapter 13 (individual reorganization), Chapter 11 (business reorganization) and Chapter 12 (farm reorganization).

    NationsBank, the fourth largest national banking company, has entered into an exclusive national marketing arrangement with EPI to promote an integrated package of banking services and the Company's software. In this strategic alliance, the Company licenses its proprietary TCMS (Trustee Case Management System) software to Chapter 7 trustees, who in turn deposit with NationsBank all cash proceeds from asset sales. These funds are commonly on deposit for several years. EPI receives a monthly percentage of the total of such deposits from NationsBank. TCMS is a Windows95-Registered Trademark-/Windows NT
4-Registered Trademark- application and features custom electronic banking features, court interface functions, and case management tools that were developed by the Company.

    In late 1996, the Company completed testing of CASEPOWER, a new Windows95/Windows NT 4 product. The Company plans to begin marketing this product directly to Chapter 13 trustees in early 1997. In addition to standard licensing fees, the Company generates revenues each month based upon the number of cases in the trustee's database, which in some instances can exceed 10,000 active cases per trustee. CASEPOWER uses the Oracle7-Registered Trademark-database engine and may be ported to several key hardware computer platforms. CASEPOWER incorporates advanced technologies, including document imaging and scanning, bar coding, speech recognition and video help into an extensive library of bankruptcy processing functions.
    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company is implementing a strategic business plan to enter affiliated markets to build upon its existing proficiency in software development and insolvency management. Other potential marketing opportunities for the Company may include complementary lines of business, such as document imaging systems, database extraction and updating services, bankruptcy petition management, commercial claims recovery systems, and specialty products for international insolvency markets.

    The Company was incorporated in Missouri on July 15, 1988, when the Company completed a transaction whereby it acquired all of the assets of an unrelated predecessor corporation, including the name of the Company. The Company's executive offices are located at 501 Kansas Avenue, Kansas City, Kansas, 66105, and its telephone number is (913) 321-6392.

                                  THE OFFERING


Common Stock offered.........................  1,600,000 shares
Common Stock to be outstanding after the
 Offering....................................  3,400,000 shares (1)
Use of Proceeds..............................  Repayment of corporate debt and capital leases; software development; sales/marketing
                                               expansion; and general corporate purposes,
                                               including working capital.
Nasdaq SmallCap Market-TM- Symbol............  EPIQ


------------------------
(1) Excludes: (i) 270,000 shares of Common Stock reserved for issuance under the Company's stock option plan of which 119,500 shares are issuable upon exercise of options to be outstanding upon completion of this Offering; and
    (ii) up to 160,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant. See "Management -- Stock Option Plan" and "Underwriting."

                             SUMMARY FINANCIAL DATA

                                                                               FOR THE NINE MONTHS
                                                       FOR THE YEARS ENDED            ENDED
                                                           DECEMBER 31,           SEPTEMBER 30,
                                                      ----------------------  ----------------------
                                                         1994        1995        1995        1996
                                                      ----------  ----------  ----------  ----------
                                                                              (UNAUDITED)
STATEMENT OF INCOME DATA:
  Operating revenues................................  $4,984,697  $5,233,959  $3,843,292  $4,638,685
  Cost of goods sold and direct costs...............   2,794,605   2,785,715   2,069,993   2,444,527
                                                      ----------  ----------  ----------  ----------
    Gross profit....................................   2,190,092   2,448,244   1,773,299   2,194,158
  Operating expenses................................   1,800,531   2,035,689   1,446,177   1,780,666
                                                      ----------  ----------  ----------  ----------
    Income from operations..........................     389,561     412,555     327,122     413,492
  Other income(expenses)............................    (283,199)   (261,685)   (193,622)   (200,288)
                                                      ----------  ----------  ----------  ----------
    Net income......................................  $  106,362  $  150,870  $  133,500  $  213,204
                                                      ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------
  Pro forma net income (1)..........................  $   52,362  $   82,870  $   74,500  $  123,204
                                                      ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------
  Pro forma net income per share (1)................  $      .03  $      .05  $      .04  $      .07
                                                      ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------
  Weighted average common shares outstanding (2)....   1,800,000   1,800,000   1,800,000   1,800,000
                                                      ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------

                                                                                  SEPTEMBER 30, 1996
                                                                      -------------------------------------------
                                                                                                    AS ADJUSTED
                                                                         ACTUAL     PRO FORMA (3)       (4)
                                                                      ------------  -------------  --------------
BALANCE SHEET DATA:
  Total assets......................................................  $  4,378,628   $ 4,385,328    $  6,985,328
  Working capital (deficit).........................................      (366,551)     (510,911)      2,727,394
  Long-term debt and subordinated debt less current portion.........     2,250,093     2,250,093         696,060
  Total stockholders' equity........................................       909,302       482,342       5,082,342

--------------------------
(1) Pro forma figures are unaudited. For all periods indicated, the Company operated as an S Corporation and was not subject to federal and certain state income taxes. The Company will terminate its status as an S Corporation and become a C Corporation subject to federal and state income taxes as of the closing date of this Offering. Pro forma net income figures assume an effective corporate tax rate of 39% and include an allowance for additional taxes that would have been paid on certain non-deductible expenses, assuming the Company had been operating as a C Corporation for all periods presented. See note 9 of the financial statements included herein and "Prior S Corporation Status."

(2) Excludes (i) 270,000 shares of Common Stock reserved for issuance under the Company's stock option plan of which 119,500 shares are subject to options to be oustanding as of the completion of this Offering and (ii) the Underwriter's Warrant. See "Management -- Stock Option Plan" and "Underwriting."

(3) Pro forma gives effect to a $275,900 provision for income taxes (which consists of a $6,700 current asset and a $282,600 long term liability) resulting from the tax effect of temporary differences in the tax basis and financial statement reporting basis of assets and liabilities at September 30, 1996 that would have been reflected had the Company's S Corporation election terminated at such date. The Company will also declare a final S Corporation distribution equal to its previously undistributed earnings only since January 1, 1996 through the termination of the S Corporation status. This final distribution will not exceed $250,000. For the nine-month period January 1, 1996 through September 30, 1996 the Company's undistributed earnings were $151,060. Pro forma gives effect to this $151,060 distribution that would have occurred if the Company had terminated its status as an S Corporation on September 30, 1996. See note 9 of the financial statements included herein.


(4) As adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered hereby at the Price to Public and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING CONSIDERATIONS AND RISKS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

LACK OF PRODUCT DIVERSIFICATION AND PRODUCT CONCENTRATION

    Historically, the Company's revenues have been generated primarily by sales of its MIDRANGE Chapter 13 product and the accompanying services. In 1996, the Company introduced a Windows version of its TCMS Chapter 7 product, which increasingly is contributing to the Company's total revenues. The Company's Chapter 7 and Chapter 13 bankruptcy software and services are expected to provide substantially all of its revenues for the foreseeable future. The Company's results will therefore depend on continued and increased market acceptance of its products and the Company's ability to meet the needs of its customers. Any reduction in demand for, or increasing competition with respect to, these products would have a material adverse effect on the Company's financial condition and results of operations. See "Business."

LIMITED NUMBER OF POTENTIAL CUSTOMERS; HIGHLY COMPETITIVE MARKET

    The Company works in an industry with a finite number of Chapter 7 and Chapter 13 trustees. The Company estimates that there are approximately 550,000 pending Chapter 13 cases being managed by approximately 180 Chapter 13 trustees, and that there is approximately $2 billion of liquidated asset proceeds on deposit being managed by approximately 1,200 Chapter 7 trustees. There are several companies in the market all competing to sell to this finite group of customers, and some of the Company's competitors have substantially greater financial and marketing resources than does the Company. For its Chapter 7 product, the Company competes with the Chase Manhattan Bank and Union Bank of California, as well as other regional competitors in selected markets. For its Chapter 13 product, the Company competes with DCI Corporation of Memphis, Tennessee, a private company, and other competitors. Although there are presently a limited number of firms that offer services that directly compete with the Company's, there can be no assurance that other firms with resources significantly greater than the Company's will not enter the Company's industry. The Company's future financial performance will depend on its ability to maintain existing customer accounts and to attract business from customer accounts which are currently using a competitor's software product. See "Business -- Competition."

CUSTOMER CONCENTRATION

    Each trustee manages many cases, and the Company's revenues are related to the number of cases managed by the Company's software. Accordingly, a large trustee client can comprise an important portion of the Company's operating revenues, although sales to no one client presently exceed 10% of the Company's revenues. The Company's future financial performance will be affected by its ability to retain existing major accounts and to attract new major accounts. The loss of even a small number of clients would have a substantial detrimental effect on the Company's financial condition and results of operations.

DEPENDENCE ON ON-GOING BANKRUPTCY FILINGS

    The Company's business is highly dependent on the number of bankruptcy filings in the United States. Economic fluctuations in the United States could impact the number of bankruptcy filings and/or the dollar volume flowing through the federal bankruptcy system. The Company's financial results depend on the continual influx of new filings into the national bankruptcy system. A significant reduction in the number of pending bankruptcy cases would adversely affect the financial condition and operating results of the Company. See "Business -- Industry Overview."

RELIANCE ON MARKETING ARRANGEMENT

    Chapter 7 trustees are discouraged from incurring direct administrative costs for computer expenses. It is therefore important for EPI to align with a bank or series of banks to earn revenues in Chapter 7. The Company promotes its Chapter 7 product through an exclusive national marketing arrangement with NationsBank of Texas, N.A. ("NationsBank"). While both the Company and NationsBank have expressed a long term commitment to this agreement, either party has the option to end the agreement upon 90 days' notice. If either party were to end the marketing arrangement, the Company could experience adverse financial results while a replacement marketing arrangement or arrangements were established. Revenues from the NationsBank marketing arrangement presently represent between 15% to 20% of the Company's total revenues. Although the Company has other Chapter 7 banking relationships that predate its relationship with NationsBank, there is no assurance that another marketing arrangement could be found with terms comparable to those in the NationsBank agreement. See "Business -- Chapter 7 Marketing Arrangement."

INTRODUCTION OF NEW CHAPTER 13 PRODUCT

    The Company plans to release for general distribution a new major software product for Chapter 13 trustees in early 1997. Although the Company does not anticipate any delays in releasing this product, there can be no assurance that its national release will be timely or completed. In addition, this product is intended to replace the Company's existing Chapter 13 product, which has contributed the majority of the Company's revenues to date. Consequently, any unforeseen problems with this new software product would materially affect the Company's results of operations and financial position. There can be no assurance that the market will accept the new product.

RAPID TECHNOLOGICAL AND MARKET CHANGE

    The software industry and the related market for support services are characterized by rapidly evolving technology and industry standards. The introduction of products embodying new technology and the emergence of new industry standards can rapidly render existing products obsolete and unmarketable. The Company's future success will depend on its ability to continue to develop and manufacture new competitive products and to enhance existing products. See "Business -- New Product Development."

NEED FOR PRODUCT COMPLIANCE WITH GOVERNMENT REGULATION; GOVERNMENT REGULATION OF FEE-BASED PRODUCTS AND SERVICES

    Although the Company's products are not directly regulated by the government, the products must allow trustees to perform their duties within the applicable legal regulatory guidelines. The United States Department of Justice and the United States bankruptcy courts both have authority to regulate aspects of the bankruptcy industry. If the Company's products did not allow trustees to remain in compliance with the applicable regulations, the Company would be adversely affected. If any regulatory entity were to restrict or disallow the types of fee-based products and services that the Company provides to the bankruptcy market, the Company would be severely adversely affected. See "Business -- Industry Overview."

DEPENDENCE UPON KEY PERSONNEL

    The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel and the Company's continuing ability to attract and retain highly qualified technical, managerial and sales and marketing personnel. Competition for such personnel is intense, and there is no assurance that the Company can retain its key personnel or that it can attract, assimilate and retain such employees in the future. The Company does not have employment agreements with any of its executive officers. The Company maintains a $1,500,000 and $1,000,000 key-man life insurance policy on the Company's Chief Executive Officer and its Executive Vice President/Chief Operating Officer, respectively. The loss of these persons or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. See "Management."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    Historically, the Company has not protected its intellectual property rights through patents or formal copyright registration. The Company believes, however, that its financial performance will depend more upon the innovation, technological expertise and marketing abilities of its employees than upon such protection.

    There is no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. There is no assurance that foreign intellectual property laws will protect the Company's intellectual property rights. In addition, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements. Such litigation could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Proprietary Rights."

REPAYMENT OF DEBT TO AFFILIATE

    The Company intends to apply $400,000 of net proceeds of the Offering to retire a $400,000 subordinated note owned by Tom W. Olofson, the Company's Chairman and Chief Executive Officer. The note, which bears interest at a rate of 10%, matures on July 15, 1998. Mr. Olofson has personally guaranteed substantially all of the Company's outstanding debt. Upon application of the proceeds of the Offering, Mr. Olofson's guarantees with respect to such debt will be extinguished. See "Certain Transactions" and "Use of Proceeds."

CONTROL BY MANAGEMENT

    Following completion of the Offering, the Common Stock currently owned beneficially by the executive officers, directors and principal stockholders of the Company and their affiliates will represent approximately 51.8% of the outstanding Common Stock. Accordingly, such persons, if voting in concert, may elect the entire Board of Directors, and generally continue to exercise control over the Company's business and affairs following completion of the Offering. See "Principal Stockholders."

IMMEDIATE DILUTION


    Purchasers of Common Stock in the Offering will incur an immediate dilution of approximately $2.37 in the pro forma per share net tangible book value of their Common Stock. Additional dilution could result from the exercise of certain options and the Underwriter's Warrant. See "Dilution" and "Description of Securities."


FUTURE CAPITAL NEEDS

    The Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its competing technological and market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has no specific plans or arrangements for financing other than the Offering, any additional equity financings could result in substantial dilution to the Company's then existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. The Company anticipates that its existing capital resources and cash flow from operations, together with the net proceeds of the Offering, will be adequate to satisfy its operating expenses and capital requirements for at least 12 months after the Offering. However, such projections may prove to be inaccurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

DISCRETION TO REALLOCATE USE OF PROCEEDS

    The proposed use of the net offering proceeds described herein represents the Company's anticipated use of the proceeds based upon current operating plans and certain assumptions, including those relating to the Company's future revenue levels and expenditures and assumptions regarding industry and general economic and other conditions. Future events, including problems, delays, expenses and complications frequently encountered when developing new products, as well as changes in competitive conditions affecting the Company's business and the success or lack thereof of the Company's research and development or marketing efforts, may make it necessary or advisable for the Company to reallocate the net proceeds among the specified uses. Any such shifts will be at the discretion of the Company. See "Use of Proceeds."

PUBLIC MARKET RISKS; ABSENCE OF PUBLIC TRADING HISTORY; POSSIBLE FLUCTUATIONS IN TRADING PRICE

    Prior to this Offering, there has been no market for the Company's securities and there is no assurance that an active trading market will develop or be sustained following the Offering. The initial public offering price of the Common Stock will be determined in negotiations between the Company and the Underwriter and may be greater or less than the price established by market trading following the Offering. Sales in the public market of substantial numbers of Common Stock can be expected to affect the price of the Common Stock and could impair the Company's ability to raise additional capital through equity offerings. Securities of many companies, in particular, newer and smaller companies, have experienced substantial fluctuations and volatility that, in some cases, were unrelated or disproportionate to the performance of the companies themselves. Any such fluctuations, or general economic or market trends, could adversely affect the price of the Common Stock. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Common Stock would likely be materially adversely affected. Investors in the Offering will also experience substantial dilution because the initial public offering price of the Common Stock is greater than the net tangible book value per share of the Company. See "Shares Eligible for Future Sale" and "Dilution."

EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET-TM-

    The Company's application for quotation of its Common Stock on the Nasdaq SmallCap Market is pending approval. There can be no assurance that the Company will be able to maintain the qualification standards for listing of the Common Stock on the Nasdaq SmallCap Market. If the Company fails to maintain the listing criteria, the Common Stock will be subject to delisting. Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and reduction in security analysts' and the news media's coverage, if any, of the Company. As a result, prices for the Company's shares of Common Stock may be lower than might otherwise prevail.

APPLICABILITY OF "PENNY STOCK RULES"

    Federal regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less then $5.00 are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, if, during the time in which the Common Stock is quoted on the Nasdaq SmallCap Market, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Common Stock and purchasers of the shares of Common Stock offered hereby may have difficulty in selling their shares in the future in the secondary trading market.

    In the event that the Company's Common Stock is delisted from the Nasdaq SmallCap Market and the Company fails other relevant criteria, trading, if any, of the Common Stock would be subject to the full range of the Penny Stock Rules. Accordingly, delisting from the Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the shares of Common Stock in the Offering may have difficulty in selling their shares in the future in the secondary trading market.

ABSENCE OF DIVIDENDS

    Although the Company made cash distributions prior to the Offering while it was taxable as an S Corporation, and will pay a final S Corporation distribution to present stockholders following termination of the Company's S Corporation status, it does not intend to pay any other cash or stock dividends in the foreseeable future. The Company intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors. See "Dividend Policy" and "Prior S Corporation Status."

                           PRIOR S CORPORATION STATUS

    The Company elected to be treated as an S Corporation for federal and certain state income tax purposes commencing July 15, 1988. Unlike a C Corporation, an S Corporation is generally not subject to income tax at the corporate level. Instead, the S Corporation's income generally passes through to the stockholders and is taxed on their personal income tax returns. The Company will terminate its status as an S Corporation and will become a C Corporation as of the closing of this Offering (the "Termination Date"). Subsequent to the Termination Date, the Company will no longer be treated as an S Corporation and will, accordingly, be fully taxable pursuant to federal and state income tax laws. The Company will pay a final S Corporation distribution to present stockholders following termination of the Company's S Corporation status. This final distribution will represent the Company's previously undistributed earnings only since January 1, 1996 through the Termination Date. The amount of this final distribution will not exceed $250,000 and will be payable within 90 days following the Termination Date.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 1,600,000 shares of Common Stock offered hereby at the Price to Public are estimated to be approximately $4,600,000 after deducting the underwriting discount and other estimated expenses payable by the Company in connection with the Offering. The net proceeds are intended to be used as follows:


Retire corporate debt and capital leases...............................  $1,600,000
Repay debt to affiliate................................................     400,000
Sales/marketing expansion..............................................   1,250,000
Software development...................................................     900,000
General corporate purposes, including working capital..................     450,000
                                                                         ----------
Total..................................................................  $4,600,000
                                                                         ----------
                                                                         ----------

    The proposed use of the net offering proceeds described herein represents the Company's anticipated use of the proceeds based upon current operating plans and certain assumptions, including those relating to the Company's future revenue levels and expenditures and assumptions regarding industry and general economic and other conditions. Future unforeseen events may make it necessary or advisable for the Company to reallocate the net proceeds among the above uses. Any such reallocations will be at the discretion of the Company. See "Risk Factors -- Discretion to Reallocate Use of Proceeds."

    The Company plans to use approximately $1,600,000 of the proceeds to retire certain corporate debt and capital leases. This includes (i) a $250,000 bank term note with an interest rate of 1% over prime (9.25% at September 30, 1996) that matures October 18, 1997; (ii) a bank term note that will be in the approximate amount of $492,300 at the time of this Offering with an interest rate of 2% over the bank's base lending rate (10.25% at September 30, 1996) on a five year amortization schedule that matures June 8, 1999; (iii) a bank equipment note that will be in the approximate amount of $250,000 at the time of this Offering with an interest rate of 2% over the bank's base lending rate (10.25% at September 30, 1996) on a three year amortization schedule that matures June 8, 1998; and (iv) various equipment leases that will be in the approximate amount of $607,641 at the time of this Offering on three year amortization schedules with varying interest rates (ranging between 9.23% and 11.45% at September 30, 1996). Tom W. Olofson personally guarantees substantially all of the Company's outstanding debt. Upon application of the proceeds of the Offering, Mr. Olofson's guarantee obligations with respect to such debt will be extinguished. See "Certain Transactions."

    The Company intends to retire a $400,000 subordinated note with an interest rate of 10% that matures July 15, 1998 owned by Tom W. Olofson, Chairman and Chief Executive Officer. See "Certain Transactions."

    The Company plans to use approximately $1,250,000 to expand its sales and marketing efforts. This may include hiring additional sales/marketing staff, publishing new advertising and promotional materials, attending additional trade shows and conventions, and increasing national marketing coverage through more extensive field sales calls. The Company plans to use approximately $900,000 of the proceeds for software development. This may include the development of new applications, enhancement to existing applications, hiring of new development staff, acquisition of new development technologies and/or training for the Company's software development staff.

    The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of the Offering, together with projected cash flow from operations, will be sufficient to satisfy the Company's contemplated cash requirements for at least the next 12 months. Pending application, the net proceeds of the Offering will be invested in short-term, high-grade interest-bearing savings accounts, certificates of deposit, United States government obligations, money market accounts or short-term interest bearing obligations. Any proceeds received upon exercise of the Underwriter's Warrant, as well as income from investments, will be used for general corporate purposes.

                                DIVIDEND POLICY

    The Company does not expect to declare or pay any other cash or stock dividends in the foreseeable future, with the exception of a final S Corporation distribution to existing stockholders. The Company currently intends to retain any earnings for use in the operation and expansion of its business. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors. See "Prior S Corporation Status."

                                    DILUTION


    At September 30, 1996, the Common Stock had a negative net tangible book value of ($529,158) or ($0.29) per share. Net tangible book value per share is equal to the Company's total tangible assets (total assets less intangible assets, consisting of goodwill, deferred stock issuance costs, and computer software) less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to: (i) the sale by the Company of 1,600,000 shares of Common Stock offered hereby at the Price to Public; (ii) the receipt of the estimated net proceeds therefrom if the same had occurred on September 30, 1996; (iii) the $275,900 provision to income resulting from the tax effect of temporary differences which existed at September 30, 1996, and
(iv) the final S Corporation distribution estimated to be $151,060 at September 30, 1996, the net tangible book value of the Company at such date would have been approximately $3,836,220 or $1.13 per share. This represents an immediate increase in net tangible book value of $1.42 per share to the existing stockholders and an immediate dilution of $2.37 per share to new stockholders. Dilution represents the difference between the initial public offering price paid by the purchaser in the Offering and the net tangible book value per share immediately after completion of the Offering. The following table illustrates this per share dilution:



Price to Public.............................................................             $    3.50
  Pro forma negative net tangible book value per share as of
   September 30, 1996.......................................................  $   (0.29)
  Increase per share attributable to new stockholders.......................       1.42
                                                                              ---------
Net tangible book value per share after the Offering........................                  1.13
                                                                                         ---------
Dilution per share to new stockholders......................................             $    2.37
                                                                                         ---------
                                                                                         ---------


    The following table summarizes, as of the date of this Prospectus, the difference between current stockholders and purchasers of Common Stock in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share.

                                                   SHARES PURCHASED (1)   TOTAL CONSIDERATION (2)
                                                  ----------------------  ------------------------  AVERAGE PRICE
                                                    NUMBER      PERCENT      AMOUNT       PERCENT     PER SHARE
                                                  -----------  ---------  -------------  ---------  -------------
Current stockholders............................    1,800,000      52.9%  $     300,000       5.1%    $    0.17
New investors...................................    1,600,000      47.1%      5,600,000      94.9%    $    3.50
                                                  -----------  ---------  -------------  ---------
Total...........................................    3,400,000     100.0%  $   5,900,000     100.0%
                                                  -----------  ---------  -------------  ---------
                                                  -----------  ---------  -------------  ---------

------------------------

(1) The foregoing computations do not include: (i) 270,000 shares of Common Stock reserved for issuance under the Company's stock option plan of which 119,500 shares are issuable upon exercise of options to be outstanding upon completion of this Offering; and (ii) the Underwriter's Warrant. To the extent that any outstanding options or warrants are exercised, there will be further dilution to investors. See "Management -- Stock Option Plan" and "Underwriting."

(2) Does not reflect deduction of the underwriting discount or any other expenses incurred in connection with the Offering.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect the issuance and sale of 1,600,000 shares of Common Stock offered by the Company hereby at the Price to Public, and the application of the net proceeds therefrom as set forth under "Use of Proceeds."


                                                                                  SEPTEMBER 30, 1996
                                                                      -------------------------------------------
                                                                         ACTUAL      PRO FORMA (1)   AS ADJUSTED
                                                                      -------------  -------------  -------------
Short-term obligations, including current maturities of long-term
  debt..............................................................  $     697,648   $   697,648   $     251,681
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Long-term debt, less current maturities.............................  $   1,850,093   $ 1,850,093   $     696,060

Subordinated debt...................................................        400,000       400,000               0

Stockholders' equity:
  Common stock, $0.01 par value, 5,000,000 shares authorized;
   1,800,000 shares issued and outstanding (actual) and 3,400,000
   shares as adjusted (2)...........................................         18,000        18,000          34,000
  Additional paid-in capital........................................        282,000       464,342       5,048,342
  Retained earnings.................................................        609,302             0               0
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................        909,302       482,342       5,082,342
                                                                      -------------  -------------  -------------
  Total capitalization..............................................  $   3,159,395   $ 2,732,435   $   5,778,402
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

------------------------

(1) Pro forma gives effect to a $275,900 provision to income taxes (which consists of a $6,700 current asset and a $282,600 long term liability) resulting from the tax effect of temporary differences in the tax basis and financial statement reporting basis of assets and liabilities at September 30, 1996 that would have been reflected had the Company's S Corporation election terminated at such date. The Company will also declare a final S Corporation distribution equal to its previously undistributed earnings only since January 1, 1996 through the termination of the S Corporation status. This final distribution will not exceed $250,000. For the nine-month period January 1, 1996 through September 30, 1996 the Company's undistributed earnings were $151,060. Pro forma gives effect to this $151,060 distribution that would have occurred if the Company had terminated its status as an S Corporation on September 30, 1996. See note 9 of the financial statements included herein.

(2) Does not include: (i) 270,000 shares of Common Stock reserved for issuance under the Company's stock option plan of which 119,500 shares are issuable upon exercise of options to be outstanding upon completion of this Offering; and (ii) the Underwriter's Warrant. See "Management -- Stock Option Plan" and "Underwriting."

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in the Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected balance sheet and statements of operation data as of and for the years ended December 31, 1995 and 1994 and for the nine months ended September 30, 1996 are derived from financial statements of the Company which have been audited by Baird, Kurtz & Dobson, independent accountants, and included herein. The selected balance sheet and statements of income data as of and for the nine months ended September 30, 1995 have been derived from unaudited interim financial statements of the Company contained elsewhere herein. Results of operations for any interim period are not necessarily indicative of results to be expected for the full fiscal year.

                                                                      FOR THE NINE MONTHS
                                              FOR THE YEARS ENDED            ENDED
                                                  DECEMBER 31,           SEPTEMBER 30,
                                             ----------------------  ----------------------
                                                1994        1995        1995        1996
                                             ----------  ----------  ----------  ----------
                                                                     (UNAUDITED)
STATEMENT OF INCOME DATA:
  Operating revenues.......................  $4,984,697  $5,233,959  $3,843,292  $4,638,685
  Cost of goods sold and direct costs......   2,794,605   2,785,715   2,069,993   2,444,527
                                             ----------  ----------  ----------  ----------
    Gross profit...........................   2,190,092   2,448,244   1,773,299   2,194,158

  Operating expenses.......................   1,800,531   2,035,689   1,446,177   1,780,666
                                             ----------  ----------  ----------  ----------
    Income from operations.................     389,561     412,555     327,122     413,492
  Other income (expenses)..................    (283,199)   (261,685)   (193,622)   (200,288)
                                             ----------  ----------  ----------  ----------
    Net income.............................  $  106,362  $  150,870  $  133,500  $  213,204
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
  Pro forma net income (1).................  $   52,362  $   82,870  $   74,500  $  123,204
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
  Pro forma net income per share (1).......  $      .03  $      .05  $      .04  $      .07
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
  Weighted average common shares
   outstanding.............................   1,800,000   1,800,000   1,800,000   1,800,000
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

                                                                                SEPTEMBER 30, 1996,
                                              DECEMBER 31,          --------------------------------------------
                                      ----------------------------                                 AS ADJUSTED
                                          1994           1995          ACTUAL      PRO FORMA (2)       (3)
                                      -------------  -------------  -------------  -------------  --------------
BALANCE SHEET DATA:
  Total assets......................  $   3,128,658  $   3,376,760  $   4,378,628   $ 4,385,328    $  6,985,328
  Working capital (deficit).........       (149,022)      (523,484)      (366,551)     (510,911)      2,727,394
  Long-term debt and subordinated
   debt less current portion........      1,416,439      1,416,540      2,250,093     2,250,093         696,060
  Total stockholders' equity........        809,340        758,242        909,302       482,342       5,082,342

------------------------

(1) Pro forma figures are unaudited. For all periods indicated, the Company operated as an S Corporation and was not subject to federal and certain state income taxes. The Company will terminate its status as an S Corporation and become a C Corporation subject to federal and state income taxes as of the closing date of this Offering. Pro forma net income figures assume an effective corporate tax rate of 39% and include an allowance for additional taxes that would have been paid on certain non-deductible expenses, assuming the company had been operating as a C Corporation for all periods presented. See note 9 of the financial statements included herein and "Prior S Corporation Status."

(2) Pro forma gives effect to a $275,900 provision for income taxes (which consists of a $6,700 current asset and a $282,600 long term liability) resulting from the tax effect of temporary differences in the tax basis and the financial statement reporting basis of assets and liabilities at September 30, 1996 that would have been reflected had the Company's S Corporation election terminated at such date. The Company will also declare a final S Corporation distribution equal to its previously undistributed earnings only since January 1, 1996 through the termination of the S Corporation status. This final distribution will not exceed $250,000. For the nine-month period January 1, 1996 through September 30, 1996 the Company's undistributed earnings were $151,060. Pro forma gives effect to this $151,060 distribution that would have occurred if the Company had terminated its status as an S Corporation on September 30, 1996. See note 9 to the financial statements included herein.


(3) As adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered hereby at the Price to Public and the application of the net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Company's historical financial statements, including the notes thereto included elsewhere in this Prospectus.

OVERVIEW

    The Company develops, markets and licenses specialty software products and support services for Chapter 7 and 13 bankruptcy trustees as well as for other users of the federal bankruptcy system. The Company is implementing a strategic plan to increase operating revenues and gross profit through the introduction of new products and the penetration of new markets. Additionally, the Company is introducing new higher margin products that the Company believes can be sold to a broader market. Accordingly, the Company has experienced in the past, and believes it will continue to experience, a significant shift in product mix that has affected and will continue to affect operating results.

    In early 1996, the Company began marketing a Windows95 version of TCMS (Trustee Case Management System for Chapter 7), a successor product to the earlier DOS version. The Company has marketed the TCMS product line in an exclusive national marketing arrangement with NationsBank since 1994. The TCMS relationship with NationsBank and the Chapter 7 bankruptcy trustee is structured as follows: (i) EPI licenses TCMS to a trustee end-user for no fee; (ii) the trustee deposits proceeds from the sale of assets into accounts at NationsBank; and (iii) NationsBank pays EPI a monthly fee based on the total dollar amount of such deposits.

    Since early 1996, the Company has had another new Windows95-based product in beta testing that will be marketed under the trade name, CASEPOWER. This product is scheduled for general market release during early 1997 and will be licensed directly to Chapter 13 trustees. An accompanying banking marketing arrangement is not used or required in Chapter 13 cases. The Company typically receives an initial licensing fee and conversion charge from the Chapter 13 trustee. It also receives monthly fees from each Chapter 13 trustee client based on the total number of cases in that trustee's database and the number of noticing documents generated. The Company intends to market this product aggressively in 1997 to generate revenue streams from new clients and to generate upgrade revenues as MIDRANGE systems are replaced. New Chapter 13 systems sales were relatively flat during 1995 and 1996 as the development cycle for CASEPOWER progressed.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

    Operating revenues for the nine-month period of fiscal 1996 were $4,638,685 compared to $3,843,292 for the similar 1995 period, an increase of 20.7%. Chapter 7 sales increased $358,719 or 71.7% between years. The introduction of TCMS for Windows95 in early 1996 helped to penetrate new markets resulting in a significant increase in revenues. Chapter 13 revenue in the 1996 period compared to the similar 1995 period increased $310,549 or 10.5%. The additional revenue experienced in 1996 was due to an increase in caseloads managed by Chapter 13 trustee clients. Also, the number of new bankruptcy filings in 1996 was greater than in 1995 resulting in increased legal noticing revenue which constituted 33.5% of the total Chapter 13 revenue for the nine months ending September 30, 1996.

    Processing costs increased to $1,857,034 for the nine-month period of fiscal 1996 from $1,565,594 for the 1995 period or a 18.6% increase. The increase in 1996 resulted principally from an increase in customer service expense, resulting from hiring additional trainers, hardware installers and other customer service functions to support the growth of Chapter 7 sales. Depreciation and amortization increased to $587,493 for the nine-month period of fiscal 1996 from $504,399 for the 1995 period or a

16.5% increase. This increase relate primarily to the purchase of computer equipment for the installations of the Company's new Chapter 7 product. Total cost of goods sold and direct costs increased to $2,444,527 for the nine-month period of fiscal 1996 from $2,069,993 for the 1995 period or a 18.1% increase.

    Gross profit increased 23.7% or $420,859 to $2,194,158 during the nine months ending September 30, 1996 compared to $1,773,299 for the 1995 period. Gross profit as a percentage of operating revenues increased to 47.3% for the 1996 period from 46.1% for the 1995 period due primarily to TCMS, which has higher gross margins, comprising a greater percentage of operating revenues in 1996. The Company anticipates the Chapter 7 revenue will continue to grow as the number of installations of TCMS for Windows95 continues to increase.

    Operating expenses as a percentage of operating revenues were 38.4% for the nine months ended September 30, 1996 compared to 37.6% for the similar period in 1995. Sales and marketing expenses were $559,552 in 1996 compared to $330,361 in 1995. The Company increased its marketing activities in 1996 related to the introduction of a Windows95 version of TCMS, including costs associated with trade shows and promotional materials.

    Income from operations increased 26.4% to $413,492 for the nine-month period ended September 30, 1996, compared to $327,122 for the nine-month period ended September 30, 1995, principally due to increased sales and higher gross profit margins.

    For the nine months ended September 30, 1996, the Company reported net income of $213,204 compared to net income of $133,500 for the nine months ended September 30, 1995, a 59.7% increase.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Operating revenues in 1995 were $5,233,959 and $4,984,697 in 1994, an increase of $249,262 or 5.0%. Chapter 7 revenues increased by $337,455 or 93.7% due to the penetration of new markets. Chapter 13 revenues reflected a modest decrease of $52,989 during 1995 due to the discontinuation of certain low margin Chapter 13 service business which accounted for $192,268 of operating revenues in 1994. Also, Chapter 13 equipment sales were lower by $44,426 during 1995 as less emphasis was placed on MIDRANGE equipment sales as CASEPOWER was in the final development stages.

    Processing costs decreased $119,742 or 5.4% during fiscal 1995. This decrease in costs is attributed to the discontinuing of low margin Chapter 13 services mentioned above which accounted for $97,956 of processing costs in 1994. Depreciation and amortization increased to $687,314 for the year ended December 31, 1995 from $576,462 for the year ended December 31, 1994. The Company invested in property and equipment totaling $621,733 and $488,524 for the year ended 1995 and 1994, respectively, which increased the average depreciable fixed asset base. The increase in property and equipment purchased related primarily to the installation of computer equipment for the Company's new Chapter 7 product. Total cost of goods and direct costs in 1995 were $2,785,715 and $2,794,605 in 1994, a decrease of $8,890.

    Gross profit increased 11.8% or $258,152 to $2,448,244 during fiscal 1995 from $2,190,092 in fiscal 1994. Gross profit as a percentage of operating revenues increased to 46.8% in fiscal 1995 from 43.9% in fiscal 1994. The increase in gross profit as a percentage of operating revenues was primarily attributable to an increase in Chapter 7 revenues, which have a higher profit margin than the low margin Chapter 13 computer services that were discontinued.

    Stated as a percentage of operating revenues, operating expenses represent 38.9% of the year ended December 31, 1995 operating revenues versus 36.1% of the year ended December 31, 1994 operating revenues. The increase resulted primarily from expanded marketing and promotional costs increasing $114,018 between periods. The 1995 increase in operating expenses relates principally to the additional selling efforts associated with the expanded sales program for its Chapter 7 product.

    Income from operations increased 5.9% to $412,555 for the year ended December 31, 1995 compared to $389,561 for the year ended December 31, 1994, principally due to increased sales and higher gross profit margins.

    For the twelve month period ended December 31, 1995, the Company reported net income of $150,870, a 41.8% increase, compared to $106,362 during the twelve month period ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $1,031,159 in 1995 and $593,998 in 1994. The net cash provided by operating activities in 1995 consisted primarily of net income of $150,870, depreciation and amortization of $775,209, and a $75,507 decrease in other receivables.

    During the nine months ended September 30, 1996, net cash provided by operating activities was $773,077 representing principally net income of $213,204 plus depreciation of $654,303 and an increase in accounts payable of $149,821 offset primarily by an increase in accounts receivable of $214,453. The outstanding accounts receivable balance has increased primarily due to the growth in revenue.

    The Company has a $500,000 operating line of credit from a financial institution, of which $365,000 was outstanding September 30, 1996 and a term loan with an outstanding balance of $553,729 as of September 30, 1996, from the same financial institution. The term loan has been reduced by $346,271 since it originated in July of 1994. The Company may borrow up to 80% of eligible accounts receivable against this line which is collateralized by substantially all of the Company's assets. The Company currently expects to repay the term loan from the proceeds of this Offering and leave the line of credit in place for working capital purposes. The Company originated a $250,000 loan in June of 1996 to provide additional short term working capital. The Company currently expects to repay the loan from the proceeds of this Offering. See "Use of Proceeds."

    The Company invested in property and equipment totaling $996,560 for the nine months ending September 30, 1996, $621,733, and $488,524 for the years ended 1995 and 1994, respectively, which related principally to the installation of computer equipment for the Company's new Chapter 7 product. The equipment was financed through various capital leases and a bank equipment term loan. As of September 30, 1996, the balances outstanding on capital leases and the bank equipment loan were $1,154,006 and $214,828, respectively. The Company made principal payments on capital leases aggregating $321,828, $300,866, and $274,593 for the nine months ended September 30, 1996 and years ended 1995 and 1994, respectively. As of September 30, 1996, the Company had $404,300 available for eligible purchases of capital equipment through various equipment lines of credit and bank commitments. The Company currently expects to repay the outstanding balances of certain capital leases and term loans from the proceeds of this Offering. See "Use of Proceeds."

    The Company incurred expenditures for software development costs totaling $364,122, $364,479 and $272,111 for the nine months ended September 30, 1996, and years ended 1995 and 1994, respectively. These amounts have been capitalized and are being amortized on a straight line basis over a maximum five year period. Additionally, the Company anticipates future software development to be at or above the spending levels of prior years with a portion of the Offering proceeds being used to partially fund such development.

    The Company believes that the net proceeds from this Offering, together with funds that may be generated from operations, will be sufficient to finance the Company's currently anticipated working capital and property and equipment expenditures for at least 12 months following the Offering.

                                    BUSINESS

    Electronic Processing, Inc. ("EPI" or the "Company") serves a national client base with specialty products that facilitate financial and administrative aspects of bankruptcy management, including legal noticing, claims management, funds distribution and government reporting. The Company develops, markets, licenses and supports internally developed and proprietary software products primarily to trustees under Chapter 7 and Chapter 13 of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), as well as to other users of the federal bankruptcy system, including trustees in Chapter 11 and Chapter 12. EPI assimilates software development, network operations, value-added services and comprehensive post-installation support into an integrated environment that offers clients a high level of coordinated support.

    Between 1993 and 1996, the Company concentrated on developing software and systems compatible with current technologies and recruited a management team experienced in bankruptcy management and software development. During this time the Company concentrated on developing and upgrading its Chapter 7 and Chapter 13 products to be compatible with current software operating environments. In 1996, the Company introduced its TCMS Chapter 7 Windows95/Windows NT 4 based system. In late 1996, the Company completed testing of CASEPOWER, a new PC-based Windows95/Windows NT 4 Chapter 13 product, designed to replace the Company's MIDRANGE Chapter 13 product, which was based on IBM mini-computer AS/400 technology.

INDUSTRY OVERVIEW

    Bankruptcy comprises an ever present, integral part of the national economy. Industry analysts report that even when certain other national economic indicators are strong, bankruptcy filings can still grow at record-setting rates. In 1996, new bankruptcy filings surpassed the one million mark for the first time. There is a national community of professionals that works in the bankruptcy industry including trustees, judges, court clerks, attorneys, accountants, government administrators, and other professionals.

    Title 11 of the U.S. Code establishes federal law governing bankruptcies. The participants in a bankruptcy proceeding include the debtor, the creditors, and a trustee, as well as the presiding judge. The trustee acts as an intermediary between the debtor and the creditors and is responsible for administering the bankruptcy case. The end user clients of the Company's products are TRUSTEES, not individual debtors or creditors.

    The United States Trustee's office, a division of the Justice Department, oversees bankruptcy trustees and establishes administrative rules concerning trustees' activities. Local bankruptcy judges also direct trustees' activities and have a high level of authority in a bankruptcy case. The trustees' activities are guided by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the trustee handbooks developed by the United States Trustee, and local rules established by the courts.

    There are five chapters of the Bankruptcy Code that define various configurations of bankruptcy cases:

    - Chapter 7 -- Liquidation

    - Chapter 9 -- Reorganization of Municipality

    - Chapter 11 -- Reorganization of Corporation

    - Chapter 12 -- Reorganization of Family Farm

    - Chapter 13 -- Reorganization of Individual Debt

    The Company believes that Chapter 7 and Chapter 13 are the most attractive sectors in the bankruptcy industry to which it can provide service and has developed a strategic plan accordingly. There are significantly fewer filings in Chapter 9 and Chapter 12 than in Chapters 7 and 13, and the industry analysts note that Chapter 11 filings have decreased as distressed organizations increasingly make private arrangements with their creditors for payment of debt. On the whole, bankruptcy filings have increased significantly recently, passing the one million mark for the first time in 1996.

    Chapter 7 and Chapter 13 bankruptcies serve different purposes and require different services and information. Chapter 7 of the Bankruptcy Code provides for liquidation of the assets of the debtor (which can be an individual, partnership or corporation) and for the disbursement of the resulting cash proceeds to the creditors. Chapter 13 provides for adjustments of debt whereby the debtor makes regular payments to the trustee, who in turn disburses the collected funds to the creditors. Assets are not liquidated in Chapter 13.

    Bankruptcy trustees in Chapters 7 and 13 are appointed by the United States Trustee. A United States Trustee is appointed in most federal court districts and generally has responsibility for overseeing the integrity of the bankruptcy system. Bankruptcy trustees in Chapter 7 and Chapter 13 cases are charged with managing the administrative aspects of liquidation or reorganization bankruptcies. The trustee's primary responsibilities include collecting funds from the debtor (Chapter 13) or liquidating the debtor's assets (Chapter 7), distributing the collected funds to creditors pursuant to the orders of the bankruptcy court, and preparing regular status reports, including financial updates, for the United States Trustee and for the bankruptcy court. Trustees typically are attorneys or certified public accountants and manage many different bankruptcy cases simultaneously. A trustee client uses an EPI product to manage an entire caseload; the Company does not contract with trustees to manage specific individual cases. The Company estimates that Chapter 13 trustees typically manage over one thousand cases simultaneously and that Chapter 7 trustees can manage over one hundred cases simultaneously. It is possible for a given individual trustee to have caseloads in both Chapter 7 and Chapter 13 bankruptcies, but normally a trustee will specialize in one or the other.

    CHAPTER 7 BANKRUPTCY TRUSTEES

    For Chapter 7 liquidation bankruptcy, each region of the country has a rotating "panel" of trustees. Because Chapter 7 comprises the overwhelming majority of bankruptcies, multiple trustees are required in most parts of the country to accommodate the caseload. As assets are liquidated and the first funds are received in each asset case, the trustee opens bank accounts for the case. In Chapter 7, each case must have its own bank accounts so that interest earned can be segregated. Because asset liquidation and litigation regarding the case may be a lengthy process, the trustee will deposit cash proceeds into an interest-bearing account for the benefit of the creditors who will eventually receive distributions. Typically, the trustee makes a single distribution at the conclusion of the case. The administration of a Chapter 7 case can take several years.

    CHAPTER 13 BANKRUPTCY TRUSTEES

    There are fewer filings in Chapter 13 (individual debt reorganization) than in Chapter 7 (liquidation), so most areas of the country have a single standing Chapter 13 trustee who administers all Chapter 13 filings rather than the "panel" configuration associated with Chapter 7. In certain areas of the country, the trustee is responsible for sending various notices to the debtor, debtor's attorney, clerk of the court, United States Trustee and each creditor indicating that the case has been filed. Because the debtor's assets are NOT liquidated under Chapter 13, the trustee analyzes the debtor's income and expenses and directs the debtor to make regular cash payments to the trustee according to the court-approved plan of reorganization. Each month, the trustee disburses the monies received from the debtor to eligible creditors according to the plan. The trustee must provide regular status reports to the United States Trustee. Every six months, the trustee must also prepare a detailed ledger of financial activity in each bankruptcy case and mail it to each debtor and debtor's attorney. Chapter 13 reorganizations usually last between thirty-six and sixty months. Upon conclusion of the case, the trustee must submit a final report to the bankruptcy court outlining the financial history of the case.

MARKET CONDITIONS

    The Company estimates that there are approximately $2 billion in cash proceeds being administered in Chapter 7 by approximately 1,200 trustees. The Company estimates there are approximately 550,000 cases pending in Chapter 13 managed by approximately 180 standing Chapter 13 trustees.

    MARKET CONDITIONS IN CHAPTER 7

    The Company believes that there are favorable market conditions for its Chapter 7 product and services. Since the introduction of TCMS for Windows95 in January 1996, the Company has successfully entered new key strategic markets, including California and New York, two of the largest national bankruptcy markets. The Company has also successfully entered other key metropolitan areas and believes that these initial accounts will facilitate significant additional sales. In November 1996, the Company began releasing a new enhanced version of the software, TCMS version 2.0, that incorporates substantial new features that the Company believes are unique in the marketplace. These features include an internal auditor, e-mail enabled import/export, account receivable management, a rapid posting module and a rapid case set-up module.

    MARKET CONDITIONS IN CHAPTER 13

    In October 1994, Congress passed the Bankruptcy Reform Act of 1994 (the "Reform Act"). Among the changes enacted was an increase in the debt ceiling, or "cap," that establishes an individual's eligibility to file Chapter 13 bankruptcy. The Reform Act raised the debt cap from $350,000 to $1,000,000. If the cap is exceeded, the individual must file a Chapter 7 liquidation bankruptcy or a small Chapter 11. The Company believes the increase in the Chapter 13 debt cap expands the pool of eligible debtors in Chapter 13 and potentially increases the number of Chapter 13 filings.

THE EPI STRATEGY

    The Company's objective is to become the leading provider of technology based insolvency management systems. To achieve this objective, the Company intends to continue its intensive product development efforts, to increase its sales, marketing and distribution capabilities and to distinguish itself as a provider of advanced information processing products. The Company's strategy for achieving its objectives includes the following:

    - SUSTAIN AND DEVELOP RECURRING REVENUE STRUCTURE. The Company generates the majority of its revenues through recurring fees collected from its Chapter 7 and Chapter 13 products. In Chapter 13, the Company collects fees from the trustee each month based on the number of cases in the database and the number of notices generated. In Chapter 7, the Company collects fees every month based on the overall funds on deposit. The Company believes that this is a favorable structure for the long term future and intends to sustain and develop it.

    - ATTAIN TECHNICAL SUPERIORITY IN PRODUCT FEATURES. The Company intends to maintain high technical skills for its product development efforts. The Company believes that its successes have been partially attributable to its technical acumen in software development technologies, including Windows95, Windows NT 4, Microsoft Visual FoxPro, Oracle7, and PowerBuilder. The Company intends to maintain a detailed knowledge of the most current technical tools and to utilize this knowledge to further its product development efforts.

    - CAPITALIZE ON GROWTH TRENDS IN BANKRUPTCY FILINGS. The Company perceives that bankruptcy is a growing part of the national economy. In recent years there has been significant growth in bankruptcy filings. Recent periods have experienced the greatest increases in the rate of bankruptcy filings in a decade. Bankruptcy filings surpassed the one million mark for the first time in 1996. The Company plans to pursue this business vigorously and to increase its market penetration significantly.

    - CONTINUE TO PENETRATE NEW GEOGRAPHIC MARKETS. Since the beginning of 1996, the Company has successfully entered key new geographic markets, including California and New York -- two of the largest national bankruptcy markets -- with its TCMS product. Company management intends to further develop the newly entered markets and to begin to penetrate additional key metropolitan areas.

    - EVALUATE OPPORTUNITIES IN COMPLEMENTARY BUSINESS LINES. The Company believes that it has developed an unusually detailed perspective on the national bankruptcy system and a rare combination of skills in commercial software development and insolvency management. Using its core line of Chapter 7 and Chapter 13 products as a base, the Company intends to explore complementary business lines, which may include products and services for debtors' attorneys, commercial claims recovery systems, as well as specialty products for international insolvency markets.

PRODUCTS

    The Company's existing products include TCMS (Trustee Case Management System) for Chapter 7, and MIDRANGE for Chapter 13. The Company plans to begin selling a new Chapter 13 product, CASEPOWER, in early 1997. The TCMS product can also track Chapter 11 cases, and the MIDRANGE/ CASEPOWER products can also track Chapter 12 cases. The Company produces its software applications internally with a full time staff of professional software developers.

CHAPTER 7 PRODUCTS

    The Company's Chapter 7 product assists trustees to manage liquidation bankruptcies, whereby the trustee liquidates the debtor's assets and disburses the resulting funds to creditors.

GRAPHIC ENTITLED "CHAPTER 7" DEPICTING A TRUSTEE RECEIVING ASSETS FROM THE DEBTOR AND MAKING PAYMENTS TO CREDITORS. SOFTWARE FEATURES IDENTIFIED INCLUDE ASSET MANAGEMENT, FUNDS ADMINISTRATION, CREDITOR PAYMENTS, AND GOVERNMENT REPORTING.

    CURRENT CHAPTER 7 PRODUCT: TCMS

    TCMS (Trustee Case Management System) is a Windows95/Windows NT 4 based package of proprietary software, computer equipment and support services offered to Chapter 7 trustees through a national marketing arrangement with NationsBank. TCMS provides easy-to-use modules for asset management, financial record keeping and claims administration. An electronic banking link developed by the Company gives users an automated mechanism for entering banking transactions, and an electronic court interface allows users to download claim information into the trustee's database automatically.

    A typical TCMS system is provided to the end-user trustee client without direct charge and includes the following products and services: (i) a license to use the proprietary TCMS software and subsequent upgrades; (ii) computer hardware, laser printer, modem, tape backup and operating software, which are returned to EPI if the trustee's bankruptcy deposits leave the bank designated by EPI; (iii) database conversion from previous computer system; (iv) configuration and installation of hardware by EPI personnel; (v) on-site software training; (vi) customization of reports conforming to local bankruptcy court regulations; (vii) toll-free customer service; and (viii) remote diagnostics. The Company's revenues are based upon the total funds kept on deposit. See "Pricing -- Chapter 7 Pricing."

    SOFTWARE FEATURES

    The TCMS software streamlines administrative tasks associated with Chapter 7 liquidation bankruptcies. Most trustees use the system on a daily basis for record keeping and to meet reporting requirements.

    - ASSET MANAGEMENT. As assets are identified, the trustee enters them into TCMS through a convenient spreadsheet-like interface. The system automatically tracks the remaining values of assets as they are liquidated and provides a summary overview of properties within each case.

    - BANKING. An online banking module developed by the Company allows the trustee to open and close bank accounts electronically as well as to enter funds transfers. Simple to sophisticated financial transactions can be recorded on an online computer screen that resembles a personal check register. The system prepares MICR encoded laser checks and deposit slips on demand.

    - CLAIMS ADMINISTRATION. TCMS categorizes each claim by class and desired priority level for distribution. Distribution checks are calculated and printed automatically, and all financial ledgers are updated. An extensive library of financial reports provides detailed information for each case. A proprietary feature allows information to be downloaded from the court into the trustee's database.

    - CALENDARING AND DOCKETING. Key events in asset cases are posted automatically to a central trustee's calendar that can be printed regularly. The software automatically schedules tasks required to close cases in a timely fashion.

    - CUSTOMIZED DISTRICT REPORTS. EPI utilizes OLE (object linking and embedding) and ActiveX technology and the Microsoft Word for Windows95 word processing program to custom tailor final reports and final accounts for each district where TCMS is marketed. Preparing these documents has traditionally been one of the most time consuming tasks in Chapter 7 case administration. With TCMS, trustees can quickly generate a fully formatted, polished report with all figures calculated and filled in.

    - 180 DAY REPORTS. The United States Trustee requires the trustee to submit detailed status reports for each case every six months in a very specific reporting format. TCMS prints these reports in compliance with the most recent regulations.

CHAPTER 13 PRODUCTS

    The Company's Chapter 13 products assist trustees to manage individual reorganization bankruptcies, whereby the debtor makes payments to the trustee, who in turn disburses the funds to creditors:

GRAPHIC ENTITLED "CHAPTER 13" DEPICTING A TRUSTEE RECEIVING PAYMENTS FROM A DEBTOR AND MAKING PAYMENTS TO CREDITORS. SOFTWARE FEATURES IDENTIFIED INCLUDE LEGAL NOTICING, CREDITOR DISTRIBUTIONS, CASE MANAGEMENT, AND GOVERNMENT REPORTING.

    CURRENT CHAPTER 13 PRODUCT: MIDRANGE

    MIDRANGE is based on IBM mini-computer AS/400 technology and uses the Company's proprietary software to assist Chapter 13 trustees managing databases containing from approximately 500 to over 10,000 active bankruptcies simultaneously. Because Chapter 13 bankruptcy cases typically undergo thirty-six to sixty consecutive monthly distributions, Chapter 13 is considerably more transaction intensive and paperwork intensive than Chapter 7, where a single distribution is normally made at the end of the case. Chapter 13 trustee clients out-source various activities to EPI to facilitate the preparation of large output jobs.

    Processing and report printing functions are divided between the client-site AS/400 installation and EPI's data center in Kansas City. The MIDRANGE is installed in a multi-user configuration that allows each member of the trustee's office staff to access the database and enter transactions throughout the business day. The trustee's live database resides in his or her office. The size of a Chapter 13 trustee's office staff varies proportionally with the caseload managed. Therefore, MIDRANGE installations vary in size from three workstations to over twenty workstations.

    The trustee's office staff enters financial information into the MIDRANGE, including cash receipts, financial adjustments and payment instructions for each claim. EPI's proprietary program logic interprets a wide variety of court-directed payment scenarios and consolidates them into easy-to-understand codes that are entered by users. Daily reports and customized inquiries can be requested and printed inside the trustee's office.

    At the end of each month, the trustee forwards a copy of the database to EPI in Kansas City. EPI prints distribution checks for each eligible creditor and prepares detailed laser output for every case in the database as a billable service. Checks and reports are shipped overnight back to the trustee for inspection, approval and mailout.

    In certain parts of the country, the Chapter 13 trustee is responsible for noticing parties-in-interest of key developments in each bankruptcy case, including the setting of the mandatory first meeting of creditors. The Company's MIDRANGE software automates this meeting notice for the trustees. Other events that may be noticed through the MIDRANGE include motions to dismiss the case, reset notices, correcting notices and motions to allow claims. The MIDRANGE software provides an optional noticing module that receives relevant input from the office staff. Alternatively, trustees may purchase data entry services from EPI and forward original documents to Kansas City for keying. Each evening, EPI's data center receives a modem transmission of daily noticing activity from the client-site AS/400. EPI prints and reviews the notices, inserts them into envelopes and mails them the next day. Trustees are billed directly for noticing services based upon the number of documents generated.

    Some bankruptcy courts require additional information, such as a photocopy of the plan of reorganization, to be included with the notice. EPI offers such document reproduction and assembly services to trustees at an additional charge.

    SOFTWARE FEATURES

    The MIDRANGE software helps trustees manage administrative aspects of Chapter 13 bankruptcy. The trustee and office staff typically use the system each day to monitor activity in their caseload.

    - NOTICING. When new cases are entered on the MIDRANGE system, the EPI data center in Kansas City can extract relevant information and prepare mandatory first meeting of creditors notices for each case. Subsequent forms, such as reset notices, correcting notices, motions to allow claims, motions to allow additional claims and motions to dismiss, can also be selected and prepared through the system.

    - CASE MANAGEMENT. The MIDRANGE stores and monitors key dates, names, addresses and text notes for every case in the system. A variety of retrieval mechanisms enable users to view case information from various perspectives.

    - FINANCIAL HISTORY. The office staff enters cash receipts and financial adjustments in the system as part of the daily bank deposit. The MIDRANGE updates the balances in each case and summarizes the day's financial transactions. Each month, the MIDRANGE prepares a single-page summary of the receipts and disbursements in every case.

    - MONTHLY DISTRIBUTION. The MIDRANGE's advanced distribution logic interprets payment orders from the bankruptcy court. Several different payment methodologies (e.g., pro rata, fixed monthly payment, per capita, etc.) may be spread over 99 separate distribution priority levels. Individual checks or voucher checks can be printed for each creditor. Claims having objections filed on them can continue to accrue distributions without releasing funds until the objection has been settled.

    - INQUIRY. Chapter 13 offices receive a multitude of outside inquiries each day from creditors' and debtors' attorneys. The Midrange provides instantaneous inquiry access to the financial status of each debtor and claim in the system. An optional creditor dial-in system gives outside parties inquiry access only to the system through a modem connection.

    NEW CHAPTER 13 PRODUCT: CASEPOWER

    The Company has developed a new PC-based Windows95/Windows NT 4 Chapter 13 product, CASEPOWER, that is intended to replace the existing MIDRANGE mini-computer-based product. The Company tested this product in a trustee's office from early 1996 and concluded such testing in the fourth quarter of 1996. CASEPOWER is scheduled for general release in early 1997. CASEPOWER is constructed on client-server architecture, whereby intelligent desktop devices receive and transmit data and applications to and from file servers. The database uses the Oracle7 database engine. The front end interface runs under Microsoft Windows95 and therefore takes advantage of a graphical user interface
(GUI), which the Company believes has yet to be introduced in the mass Chapter 13 market.

    CASEPOWER incorporates several advanced technologies that the Company believes enhance its marketability. These include document imaging, bar coding, audio and video instruction, speech recognition and outside creditor inquiry dial-in.

    With the CASEPOWER product, EPI has further simplified creditor distribution logic for the trustee and added important functions, including an interactive on-screen ledger that consolidates an entire bankruptcy case into a single window and a comprehensive docketing module that manages court appearances and key status changes in each bankruptcy case.

CHAPTER 7 MARKETING ARRANGEMENT

    On November 22, 1993, the Company established an exclusive national marketing arrangement with NationsBank of Texas, N.A. ("NationsBank"), a subsidiary of NationsBank Corporation, for its Chapter 7 products. In this marketing arrangement, EPI and NationsBank promote products and services to trustees in all states. Because Chapter 7 trustees are discouraged from incurring direct costs for computer services, it is essential for EPI to align with a bank or series of banks to earn revenues in Chapter 7. NationsBank, headquartered in Charlotte, North Carolina, is the fourth largest national banking company. The Company works in partnership with the bank's Federal Government Banking Division based in Atlanta to market TCMS and NationsBank banking services as a package. Chapter 7 bankruptcy deposits are housed in Dallas, where NationsBank has established a customer service team to support trustees using EPI's products.

    The agreement with NationsBank does not have an expiration date. The termination clause stipulates that either party must provide the other 90 days' notice if it wishes to end the agreement. The Company believes its representatives have developed positive, close working relationships with their counterparts at NationsBank, and the Company believes that it will maintain this relationship. However, were the relationship with NationsBank to end, there is no assurance that the Company would be able to establish a new banking relationship or series of relationships with comparable terms.

    EPI holds the primary responsibility for developing all facets of the TCMS system and for driving the national sales and marketing effort. NationsBank personnel provide additional assistance in the marketing effort and are responsible for administering the banking services provided to the trustee clients.

    Through this arrangement, EPI has a continual revenue stream from its Chapter 7 operations. The structure of the marketing alliance assists NationsBank to build its deposit base in this market.

    The Company continues to support a limited number of trustee relationships through other banks that predate the exclusive agreement with NationsBank.

PRICING

    CHAPTER 7 PRICING

    Unlike Chapter 13, the application of Chapter 7 bankruptcy regulations has the practical effect of discouraging trustees from incurring direct administrative costs for computer expenses. All nationally marketed Chapter 7 systems are provided to trustees without direct billing to the trustee because of traditional market conventions. Clients typically choose systems based upon the capability of the software and the quality of technical support services. EPI has aligned with NationsBank to provide computer services to Chapter 7 trustees without direct charges to the Chapter 7 trustee under the following arrangement:

    - EPI licenses its proprietary software to the trustee and furnishes hardware, conversion services, training and customer support, all at no cost to the trustee;

    - The trustee agrees to deposit with NationsBank the cash proceeds from all asset liquidations; and

    - NationsBank pays the Company a fee each month based upon the total deposits in the Chapter 7 bankruptcy portfolio.

GRAPHIC DEPICTING REVENUE STRUCTURE OF THE COMPANY'S TCMS PRODUCT. EPI LICENSES TCMS TO A TRUSTEE; THE TRUSTEE DEPOSITS MONEY WITH THE BANK; AND THE BANK PAYS EPI A FEE.

    CHAPTER 13 PRICING

    The Company typically receives an initial licensing fee and conversion charge from the Chapter 13 trustee. It also receives monthly fees from each Chapter 13 trustee client based on the total number of cases in that trustee's database and the number of noticing documents generated. Variables affecting pricing for EPI Chapter 13 clients include the number of cases in the database, the type of equipment installed, the volume of noticing to be out sourced to EPI, and the level of support service selected by the trustee. EPI prepares individualized price quotes for each client.

SALES AND DISTRIBUTION

    The Company's products and services are marketed directly to trustees through on-site sales calls by the Company's internal sales department and, in the case of Chapter 7, by supporting representatives of NationsBank. Trustees make their own decisions for software and service providers. The Company believes that the most important factors in attracting business are the quality of the software products and the quality of the post-installation support.

    The Company's national sales manager is in the Kansas City headquarters and manages the internal sales force and acts as liaison with the NationsBank representatives. The Company estimates that a typical sales cycle, from identification of the client to the receipt of a trustee's agreement, lasts from two to four months.

    The Company's Chapter 7 and Chapter 13 service agreements with trustees typically include provisions for (i) descriptions of the products and services included in the agreement, (ii) a limited warranty and indemnification clauses,
(iii) the trustee's agreement to deposit funds with NationsBank (applicable in Chapter 7 only), and (iv) termination information.

    The Executive Office of the United States Trustee in Washington, D.C., regularly issues a directory of all current bankruptcy trustees. The Company obtains this directory as it is issued and uses it as its prospect list.

    The Company's sales representatives attend approximately eight bankruptcy trade shows annually. The Company conducts direct mail campaigns and advertises in trade journals to heighten its exposure and to stimulate sales.

COMPETITION

    The Company works in an industry with a limited number of Chapter 7 and Chapter 13 trustees. The Company estimates that there are approximately 550,000 pending Chapter 13 cases being managed by approximately 180 Chapter 13 trustees, and that there is approximately $2 billion on deposit by approximately 1,200 Chapter 7 trustees. There are several companies in the market all competing for sales from this finite group of customers, and some of the Company's competitors have substantially greater financial and marketing resources than does the Company. For its Chapter 7 product, the Company competes with the Chase Manhattan Bank and Union Bank of California, as well as other regional competitors in selected markets. For its Chapter 13 product, the Company competes with DCI Corporation of Memphis, Tennessee, a private company, and other competitors. Although the Company believes that the requisite detailed knowledge of the bankruptcy system makes it difficult for new competitors to successfully enter the market, and there are presently a limited number of firms that offer services that directly compete with the Company's, there can be no assurance that other firms with resources significantly greater than the Company's will not enter the Company's industry. The Company's future financial performance will depend on its ability to maintain existing customer accounts and to attract business from customer accounts which are currently using a competitor's software product.

FUTURE AND ADDITIONAL PRODUCTS

    FUTURE PRODUCTS

    The Company is committed to developing its presence in the bankruptcy industry to the greatest possible extent. In addition to the products for Chapter 7 and Chapter 13 trustees, the Company intends to develop additional programs and services for debtors, attorneys and creditors. In late 1996, the Company announced a new business line, EPI DOCUMENT IMAGING SYSTEMS, in which paper documents are scanned and stored to CD-ROM technology. Optical Character Recognition (OCR) features allow full-text search of the CD-ROM, each of which can store at least 12,000 original documents. EPI DOCUMENT IMAGING SYSTEMS can be used in concert with the Company's other products to achieve high levels of integration. Additionally, the Company believes that its document imaging business eventually can be marketed to a broader client base outside the insolvency industry, including the legal, medical and claims processing communities.

    Other potential marketing opportunities for the Company may include complementary lines of business, such as database extraction and updating services, bankruptcy petition management, commercial claims recovery system and specialty products for international insolvency markets.

    CHAPTER 11

    Chapter 11 bankruptcy is normally associated with corporate reorganization but can also be applied to individuals meeting certain criteria. The Company has developed a mainframe-based Chapter 11 product that performs noticing, claims administration, funds distribution and creditor ballot tabulations. Historically, EPI has marketed this product successfully to large companies undergoing reorganization, including major airlines and other major companies. EPI believes that Chapter 11 is one part of the bankruptcy system that is contracting, as more eligible debtors are turning to private turn-arounds and workouts in lieu of a formal Chapter 11. Additionally, there are a number of competitors in Chapter 11 computer services. Accordingly, in light of what the Company considers to be favorable market conditions in Chapters 7 and 13, the Company has elected to focus its resources in these areas. While the Chapter 11 product is still available, it is not actively marketed.

    CHAPTER 12

    Chapter 12 bankruptcy is intended specifically for family farmers. A Chapter 12 case closely resembles Chapter 13 in administrative procedure but has different debt ceilings that are more suitable for farmers. When Chapter 12 cases are filed in a given area, the standing Chapter 13 trustee often assumes responsibility for them. The EPI Chapter 13 products have been used to manage Chapter 12 cases as well.

NEW PRODUCT DEVELOPMENT

    The Company plans to use approximately $900,000 of the proceeds from this Offering for software development. This may include the development of new applications, enhancement to existing applications, hiring of new development staff, acquisition of new development technologies and/ or training for the Company's software development staff. The Company produces its software applications internally with its dedicated staff of professional software developers. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPRIETARY RIGHTS

    Historically, the Company has not protected its intellectual property rights through patents or formal copyright registration. It has relied on trade secret, copyright, and trademark law and non-disclosure agreements to establish and protect its proprietary rights in its products. The Company believes, however, that its financial performance will depend more upon the innovation, technological expertise and marketing abilities of its associates than upon such protection.

    There is no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. There is no assurance that intellectual property laws will protect the Company's intellectual property rights. In addition, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements. Such litigation could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operation.

    This Prospectus also contains trademarks of other companies. The products of other companies mentioned herein are for reference purposes only and may be trademarks or registered trademarks of their respective companies.

EMPLOYEES

    The Company employs approximately 60 full-time employees, distributed as follows: (i) 6 in senior management; (ii) 14 in information services; (iii) 23 in client services/sales; (iv) 14 in support services; and (v) 3 in accounting. No Company employees are covered by collective bargaining agreements. The Company believes its relationships with its employees are good.

PROPERTIES

    The Company's corporate offices are located in a 30,000-square-foot facility leased in Kansas City, Kansas. In connection with corporate growth and the development of new products, this facility has been recently renovated with additional office space. The Company believes that this facility will be adequate for use for at least the next full year. The leased facility is partially owned by a related party. See "Certain Transactions."

LEGAL PROCEEDINGS

    The Company is not a party to any material litigation, although it occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such actions will not have a material adverse effect on the Company's financial position or results of operation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of the Company, their ages as of September 30, 1996 and their positions are set forth below.

           NAME                  AGE                                   POSITION
---------------------------      ---      ------------------------------------------------------------------
Tom W. Olofson (1)(2)                54   Chairman, President and Chief Executive Officer

Christopher E. Olofson               26   Executive Vice President, Chief Operating Officer, and Director

Albert T. Annillo                    45   Senior Vice President

Reed A. Eichner                      38   Vice President -- Operations

Nanci R. Trutna                      43   Vice President -- Finance

Sally D. MacDonald                   49   Vice President -- Human Resources

Robert C. Levy *                     49   Secretary and Director

W. Bryan Satterlee *                 62   Director

------------------------
*   Member of Audit Committee

    TOM W. OLOFSON led a private investor group that acquired the Company in July 1988, and he has served as Chief Executive Officer and Chairman of the Board since that time. During his business career, Mr. Olofson has held various management positions with Xerox Corporation and was a Senior Vice President and member, Office of the President of Marion Laboratories (now Hoechst Marion Roussel, Inc.). Mr. Olofson is a director of Saztec International, Inc., a provider of information management services, and also serves as a director of various private companies in which he is an investor. He earned a BBA from the University of Pittsburgh in 1963, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh. He is the father of Christopher E. Olofson.

    CHRISTOPHER E. OLOFSON joined EPI as a Vice President in June 1993, having been a part-time employee of the Company since 1988. In January 1994, he was designated Senior Vice President -- Operations, and became Executive Vice President and a member of the Board of Directors effective January 1, 1995. Effective July 1, 1996, Mr. Olofson also assumed the duties of Chief Operating Officer. He earned an AB degree from Princeton University in 1992, SUMMA CUM LAUDE. He was designated a Fulbright Scholar where he completed a one-year program of study at the Stanford University Center in Taipei, Taiwan in 1993. He is the son of Tom W. Olofson.

    ALBERT T. ANNILLO has been Senior Vice President since January 1995. Mr. Annillo joined the Company in October 1992 as a corporate Vice President. He was Assistant Director, Executive Office for United States Trustees, Department of Justice, Washington, D.C. for six years before his association with the Company. He earned an MBA and an MED from William Patterson College in 1975 and 1979, respectively.

    REED A. EICHNER joined the Company as Vice President -- Sales and Marketing in September 1995. He became Vice President -- Operations on September 1, 1996. From May 1991 through August 1995 he served as President and owner of Connexions, Inc., a company which provided system integration and document conversion services. He was General Manager of Innovision Systems, Inc. from September 1989 to May 1991. Mr. Eichner earned a BA from the University of North Carolina in 1982.

    NANCI R. TRUTNA assumed her present position as Vice President -- Finance in June 1993. She was with Merchants Bank, Kansas City, Missouri from 1981 to June 1993 where she became a Senior Vice President. Ms. Trutna is a Certified Public Accountant and earned a BSBA in 1975 from the University of North Dakota.

    SALLY D. MACDONALD joined the Company as Vice President -- Human Resources in January 1996. Ms. MacDonald has extensive management experience in the human resources field. She served as Region Human Resources Manager for Network General, Inc. from 1992 to 1994, as Manager, Employment with North Supply Company from 1989 to 1991, and as Manager, Employment and Employee Relations with Informix Software, Inc. from 1986 to 1989. Ms. MacDonald earned a BS in Business Administration from the University of San Francisco in 1984.

    ROBERT C. LEVY is an attorney who is a director, stockholder and executive committee member of the law firm of Seigfreid, Bingham, Levy, Selzer & Gee in Kansas City, Missouri. He has been the Corporate Secretary and a Director of the Company since July 1988. He earned a BS from Northwestern University in 1968, and a J.D. from the University of California at Berkeley in 1971. Mr. Levy formerly was Chairman of the Board of Directors of Blue Cross and Blue Shield of Kansas City and presently serves as a member of that Board of Directors.

    W. BRYAN SATTERLEE was elected to the Company's Board of Directors effective as of the date of this Prospectus. Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm based in Hartford, Connecticut which specializes in business development services for and evaluations of technology-based venture companies. He has extensive general management and marketing experience in technology-based firms. Mr. Satterlee's background includes ten years of management experience with IBM, as well as having been a founder of a computer leasing/software business, telecommunications company and a venture investment services business. He earned a BS in 1956 from Lafayette College.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and other compensation paid in 1995 to the Company's Chief Executive Officer. No other executive officer of the Company earned in excess of $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                             --------------------------------------    ALL OTHER
                                                              SALARY                 OTHER ANNUAL    COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR      (1)(2)      BONUS    COMPENSATION (3)     (4)(5)
------------------------------------------------  ---------  ---------  ---------  ----------------  -------------
Tom W. Olofson, Chairman/CEO....................       1995  $  47,980  $  24,000     $   36,500       $   9,920

------------------------
(1) Tom W. Olofson's compensation in 1996 will be approximately the same as it was in 1995. Effective January 1, 1997, Mr. Olofson's annual salary will be $100,000.

(2) Christopher E. Olofson, Executive Vice President and Chief Operating Officer, is being paid a base salary of $108,000 in 1996. Effective January 1, 1997, this annual base salary will be $120,000.

(3) Includes $33,452 for payment of annual life insurance premiums on policies owned by Tom W. Olofson, which designate Jeanne H. Olofson, his wife, as the beneficiary, and $3,048 for personal use of Company automobile.

(4) Company benefits which include $8,276 for group insurance and $1,644 for Company matching contributions to 401(k) plan.

(5) Does not include: (i) fees of $24,658 paid during 1995 for guaranteeing the Company's debt or (ii) interest of $40,000 on a subordinated note in 1995 on amounts borrowed by the Company from Tom W. Olofson. See "Certain Transactions."

BOARD OF DIRECTORS COMPENSATION

    The Board of Directors compensates its non-employee members at the rate of $750 per quarter and $750 per meeting attended.

    The Company will grant an option to W. Bryan Satterlee for 7,500 shares of Common Stock at an exercise price equal to the initial public offering price.

STOCK OPTION PLAN

    On October 17, 1995, the Company adopted a stock option plan ("the "1995 Plan"), which was amended on November 4, 1996. The 1995 Plan provides for the issuance of options to employees, officers and directors of the Company ("Eligible Participants") to purchase up to an aggregate of 270,000 shares of Common Stock, subject to adjustment under certain circumstances. Options granted under the 1995 Plan may be either "incentive stock options" ("ISOs") as defined by Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code") or non-statutory stock options ("NSO's").

    The 1995 Plan is administered by the Board of Directors. The Board of Directors has sole discretion and authority, consistent with the provisions of the 1995 Plan, to grant ISOs or NSOs, determine in good faith the fair market value of the shares, select the eligible participants to whom options will be granted under the 1995 Plan, construe and interpret the Plan, promulgate, amend and rescind rules and regulations for the administration thereof, and make such other determinations which are necessary and advisable for the 1995 Plan's administration.


    The exercise price of ISOs granted under the 1995 Plan shall be no less than the fair market value of a share of Common Stock on the date the option is granted (110% with respect to ISO optionees who own at least 10% of the outstanding Common Stock of the Company). As respects NSOs, the exercise price shall be determined by the Board of Directors and may not be less than 85% of the fair market value on the date of grant. The Board of Directors has the authority to determine the time or times at which options granted under the 1995 Plan become exercisable, but options expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Common Stock of the Company). Options are nontransferable, other than by will and the laws of descent, and generally may be exercised only by an employee while employed by the Company or within 90 days after termination of employment or one year in the event of termination by reason of death or disability.


    The Company has reserved an aggregate of 270,000 shares of the Company's Common Stock for issuance under the 1995 Plan. There will be outstanding at the closing of this Offering options to purchase 119,500 shares of Common Stock exercisable at the Offering price. Options granted under the 1995 Plan are exercisable in cash or by delivery to the Company of shares of the Company's Common Stock. The Company will grant an option to Christopher E. Olofson, Executive Vice President and Chief Operating Officer, for 25,000 shares of Common Stock at an exercise price equal to 110% of the initial public offering price. The Company will grant an option to W. Bryan Satterlee, Director, for 7,500 shares of Common Stock at an exercise price equal to the initial public offering price. Both of these options will be granted on the closing date of this Offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's by-laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the Company as a director or officer of another entity) against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement (except that, in connection with an action by or in the right of the Company, the indemnity shall be limited to expenses, including attorneys' fees, and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit, or proceeding. The indemnification discussed in this section is not exclusive of any other rights the party may have seeking indemnification.

    The Company believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

                              CERTAIN TRANSACTIONS

    In July 1988, an unaffiliated venture capital firm purchased a $400,000 subordinated note and a stock purchase warrant from the Company. In October 1991, the Company's Board of Directors deemed it in the best interest of the Company to purchase the subordinated note and stock purchase warrant from the venture capital firm. Because the Company could not then complete this transaction without incurring additional debt, Tom W. Olofson, Chairman and Chief Executive Officer, purchased the subordinated note and stock purchase warrant. This subordinated note payable to Mr. Olofson is still outstanding in the amount of $400,000. The note provides for interest at the rate of 10% with a maturity date of July 1998. Interest paid to Tom W. Olofson under this agreement was $40,000 per year for 1996, 1995 and 1994. The stock purchase warrant provided for the acquisition of 969,228 shares of the Company's Common Stock at $.4125 per share at any time prior to July 14, 1998 (giving retroactive effect to the six-for-one stock split). The Company has calculated and recorded a value of such stock purchase warrant in the amount of $41,000, with the value being calculated using the difference between net book value and exercise price per share. In an October 11, 1996 agreement between the Company and Mr. Olofson, it was agreed that the Company would pay $41,000 to Mr. Olofson on or before December 31, 1996, at which time the stock purchase warrant would be retired. The Company intends to repay the $400,000 outstanding face value of the subordinated note to Mr. Olofson from the proceeds of the Offering. See "Use of Proceeds."

    The Company has a noncancellable operating lease for its corporate headquarters which expires in February 2001. Tom W. Olofson holds a 50% interest, as a general partner, in T & J Investment Company, a Kansas general partnership ("T & J Investment Company") that leases this facility to the Company. The lease requires the Company to pay all executory costs (property taxes, maintenance and insurance). Rental expense is scheduled to be $146,625 for the year ended December 31, 1996. Rental expense under a predecessor lease between the Company and T & J Investment Company was $142,125 and $137,625 for the years ended December 31, 1995 and 1994, respectively.

    Tom W. Olofson personally guarantees substantially all of the Company's outstanding debt. Fees totaling $24,658 and $23,250 were paid to Mr. Olofson during 1995 and 1994, respectively, for guaranteeing the Company's debt. Upon application of the proceeds of the Offering to retire certain corporate debt, Tom W. Olofson's guarantee obligations with respect to such debt will be extinguished. See "Use of Proceeds."

    During the period February 1993 through March 1995, the Company secured a line of credit in the amount of $350,000 from Tom W. Olofson. The loan was evidenced by a line of credit note providing interest at the rate of 10%. The maximum amount borrowed by the Company during this time period was $310,000 and the note was paid off in its entirety in June 1994. Interest expense of $10,501 was recognized on the note payable outstanding to Mr. Olofson in 1994.

    The Company believes that all prior transactions between the Company and its officers, directors, or other affiliates of the Company were on terms no less favorable than could have been obtained from unaffiliated third parties on an arm's length basis. All future transactions, loans and any forgiveness of loans, with directors, officers or stockholders holding more than 5% of the Company's outstanding Common Stock, or affiliates of any such persons, will be made for bona fide business purposes and will be on terms no less favorable than could be obtained from an unaffiliated third party and will be approved by a majority of the independent outside directors who do not have an interest in the transactions.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of the date of this Prospectus for (i) each director and director nominee of the Company; (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares; and (iii) all directors and executive officers as a group. Except pursuant to applicable community property laws or as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                          PERCENTAGE BENEFICIALLY OWNED
                                                          NUMBER OF   --------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   SHARES      BEFORE OFFERING     AFTER OFFERING
-------------------------------------------------------  -----------  -----------------  -------------------
Tom W. Olofson (2).....................................    1,620,000          90.0%               47.6%
Christopher E. Olofson.................................      109,500           6.1%                3.2%
Robert C. Levy.........................................       30,000           1.7%                1.0%
W. Bryan Satterlee.....................................            0         --                  --
All directors and executive officers as a group (4
 persons)..............................................    1,759,500          97.8%               51.8%

------------------------

(1) The address of all of the named individuals is c/o Electronic Processing, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(2) Excludes 19,500 shares owned by Mr. Olofson's adult son, Scott W. Olofson, as to which shares Mr. Olofson disclaims beneficial ownership.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 5,000,000 shares, $0.01 par value. As of November 4, 1996, there were 1,800,000 shares of Common Stock outstanding held of record by six stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or subscription rights and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable and the shares of Common Stock to be issued upon completion of the Offering will be fully paid and non-assessable.

UNDERWRITER'S WARRANT


    In connection with the Offering, the Company has agreed to issue the Underwriter a warrant to purchase up to 160,000 shares of Common Stock at an exercise price per share equal to 120% of the Price to Public. The Underwriter's Warrant is non-transferable for a period of one year following the date of this Prospectus. Thereafter, the Underwriter's Warrant may not be transferred other than by will or pursuant to the operation of law, except to a person who is an officer of the Underwriter. The Underwriter's Warrant is exercisable an any time during the four year period beginning one year after the date of this Prospectus.


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Norwest Bank of Minnesota, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding 3,400,000 shares of Common Stock. All of the 1,600,000 shares of Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act as described below. The remaining 1,800,000 shares of Common Stock currently outstanding, of which 1,759,500 are held by affiliates of the Company, may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration or pursuant to Rule 144.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, the number of shares beneficially owned for at least two years that does not exceed the greater of
(i) one percent of the number of the then outstanding shares of Common Stock; or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is not deemed to have been an affiliate of the Company during the ninety days preceding a sale by such person and who has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume, manner of sale or notice requirement.

    Up to 160,000 additional shares of Common Stock may be purchased by the Underwriter through the exercise of the Underwriter's Warrant. The Underwriter's Warrant will be exercisable at an exercise price equal to 120% of the price to the public and will be exercisable at any time and from time to time during the four year period commencing one year from the date of this Prospectus. Any and all of such shares of Common Stock will be transferable without restriction, provided that the Company satisfies certain securities registration requirements in accordance with the terms of the Underwriter's Warrant. See "Underwriting."

    Prior to the Offering, no public market for the Company's securities has existed. Following the Offering, no predictions can be made of the effect, if any, of future public sales of restricted shares or the availability of restricted shares for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock could adversely affect prevailing market prices for the Company's securities.

    All of the existing stockholders have entered or are expected to enter into agreements (the "Lockup Agreements") under which they agree not to sell or otherwise dispose of their equity securities without the prior written consent of the Underwriter (which consent may not be unreasonably withheld) for a period of six months from the date of this Prospectus.

    After 90 days from the date of this Prospectus, the Company may file a registration statement on Form S-8 under the Securities Act to register the shares issuable to employees, directors and consultants upon exercise of stock options granted or to be granted under its stock option plan. Upon the effectiveness of that registration statement, shares that are not otherwise subject to the Lockup Agreement referred to above will be available for immediate resale to the public market.

                                  UNDERWRITING

    The Company has entered into an Underwriting Agreement with R. J. Steichen & Company (the "Underwriter") pursuant to which the Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriter shares of Common Stock at the offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the securities offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are taken.


    The Underwriter has advised the Company that it proposes to offer the Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not in excess of $.19 per share. The Underwriter may allow and such dealers may reallow a concession not in excess of $.05 per share to certain other dealers. After the initial public offering, the Price to Public, concession and reallowance may be changed by the Underwriter.


    The Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 240,000 shares of Common Stock, at the initial public offering price, solely for the purpose of covering over-allotments, if any. The Underwriter may exercise this option only to cover over-allotments in the sale of Common Shares. In addition, the Company has agreed to pay to the Underwriter at the closing of the Offering a non-accountable expense allowance of 3% of the aggregate public offering price to cover expenses incurred by the Underwriter in connection with the Offering, reduced by amounts advanced by the Company which, as of the date of this Prospectus, are $10,000.

    The Company has agreed to issue the "Underwriter's Warrant" to purchase up to 160,000 shares of Common Stock. The Underwriter's Warrant will be exercisable, at a price equal to 120% of the Price to Public, commencing one year from the date of this Prospectus and will remain excercisable for a period of four years after such date. The Underwriter's Warrant provides certain rights to request that the Company register the sale of the shares of Common Stock underlying the Underwriter's Warrant at such time as the Company is eligible to use the Securities and Exchange Commission Form S-3 for such registration. The Underwriter's Warrant is not transferable for one year from the date of this Prospectus. Thereafter, the Underwriter's Warrant may not be transferred other than by will or pursuant to the operation of law, except to a person who is an officer of the Underwriter.

    The Underwriter has informed the Company that it does not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against civil liabilities in connection with the Offering, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

    The Company and its officers, directors and each holder of Common Stock outstanding immediately prior to the Offering have agreed with the Underwriter that, without the Underwriter's consent (which may not be unreasonably withheld), they will not sell, transfer, or otherwise dispose of any equity securities of the Company for a period of six months from the date of this Prospectus.

    Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock was determined by negotiation between the

Company and the Underwriter. Among the factors considered in determining the offering price were the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general and the management of the Company. After completion of this Offering, the market price of the Common Stock is subject to change as a result of market conditions and other factors.

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and the Underwriter's Warrant and does not purport to be a complete statement of their terms and conditions. The Underwriting Agreement and the Underwriter's Warrant have been filed as an exhibit to the registration statement of which this Prospectus is a part.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Petillon & Hansen, Torrance, California. Certain legal matters for the Underwriters will be passed upon by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                    EXPERTS

    The financial statements for the years ended December 31, 1995 and 1994 and for the nine months ended September 30, 1996 included in this Prospectus and in the registration statement have been so included in reliance on the report of Baird, Kurtz & Dobson, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    Prior to this Offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 ("Registration Statement"), together with exhibits thereto, relating to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and to the securities offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. The Registration Statement and exhibits can be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Commission's principal office upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

    The Company intends to furnish its securityholders with annual reports containing audited financial statements and interim reports containing unaudited financial statements.

                          ELECTRONIC PROCESSING, INC.

                          DECEMBER 31, 1994 AND 1995,
                             AND SEPTEMBER 30, 1996

                                     INDEX

                                                                            PAGE
                                                                            ----
INDEPENDENT ACCOUNTANTS' REPORT...........................................   F-2

FINANCIAL STATEMENTS

  Balance Sheets..........................................................   F-3

  Statements of Income....................................................   F-5

  Statements of Changes in Stockholders' Equity...........................   F-6

  Statements of Cash Flows................................................   F-7

  Notes to Financial Statements...........................................   F-8

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Electronic Processing, Inc.
Kansas City, Kansas

    We have audited the accompanying balance sheets of ELECTRONIC PROCESSING, INC. as of December 31, 1994 and 1995, and September 30, 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC PROCESSING, INC. as of December 31, 1994 and 1995, and September 30, 1996, and the results of its operations and its cash flows for each of the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Kansas City, Missouri
November 8, 1996

                          ELECTRONIC PROCESSING, INC.
                                 BALANCE SHEETS
                          DECEMBER 31, 1994 AND 1995,
                             AND SEPTEMBER 30, 1996
                                     ASSETS

                                                                 DECEMBER 31,               SEPTEMBER 30, 1996
                                                         ----------------------------  ----------------------------
                                                             1994           1995          ACTUAL        PRO FORMA
                                                         -------------  -------------  -------------  -------------
CURRENT ASSETS
  Cash and cash equivalents............................  $      62,526  $      26,938  $      13,777  $      13,777
  Accounts receivable, trade, less allowance for
   doubtful accounts of $5,000.........................        432,011        474,796        689,249        689,249
  Other receivables....................................         76,073            566          3,128          3,128
  Prepaid expenses and other...........................        148,247        135,194        146,528        146,528
  Deferred income taxes                                                                                       6,700
                                                         -------------  -------------  -------------  -------------
    Total Current Assets...............................        718,857        637,494        852,682        859,382
                                                         -------------  -------------  -------------  -------------
PROPERTY AND EQUIPMENT, At cost
  Furniture and fixtures...............................        274,972        354,413        366,712        366,712
  Computer equipment...................................      1,815,146      2,322,751      3,048,889      3,048,889
  Office equipment.....................................        337,676        337,676        296,369        296,369
  Leasehold improvements...............................        220,896        253,669        247,494        247,494
  Transportation equipment.............................         14,969         14,969         14,969         14,969
                                                         -------------  -------------  -------------  -------------
                                                             2,663,659      3,283,478      3,974,433      3,974,433
  Less accumulated depreciation........................      1,374,094      1,800,120      1,921,617      1,921,617
                                                         -------------  -------------  -------------  -------------
                                                             1,289,565      1,483,358      2,052,816      2,052,816
                                                         -------------  -------------  -------------  -------------
SOFTWARE DEVELOPMENT COSTS, Net of amortization........      1,017,457      1,044,421      1,182,119      1,182,119
                                                         -------------  -------------  -------------  -------------
INTANGIBLE ASSETS, Net of amortization
  Excess of cost over fair value of net assets
   acquired............................................         67,526         65,512         64,003         64,003
  Organization costs...................................          8,720
                                                         -------------  -------------  -------------  -------------
                                                                76,246         65,512         64,003         64,003
                                                         -------------  -------------  -------------  -------------
OTHER ASSETS
  Deferred stock issuance costs........................                       127,589        192,338        192,338
  Other................................................         26,533         18,386         34,670         34,670
                                                         -------------  -------------  -------------  -------------
                                                                26,533        145,975        227,008        227,008
                                                         -------------  -------------  -------------  -------------
                                                         $   3,128,658  $   3,376,760  $   4,378,628  $   4,385,328
                                                         -------------  -------------  -------------  -------------
                                                         -------------  -------------  -------------  -------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.
                           BALANCE SHEETS (CONTINUED)
                          DECEMBER 31, 1994 AND 1995,
                             AND SEPTEMBER 30, 1996
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                 DECEMBER 31,               SEPTEMBER 30, 1996
                                                         ----------------------------  ----------------------------
                                                             1994           1995          ACTUAL        PRO FORMA
                                                         -------------  -------------  -------------  -------------

CURRENT LIABILITIES
  Current maturities of long-term debt.................  $     587,293  $     830,214  $     697,648  $     697,648
  Accounts payable.....................................        217,045        263,197        366,960        366,960
  Accrued expenses.....................................         63,541         67,567        113,625        113,625
  Redeemable stock purchase warrant....................                                       41,000         41,000
  Dividends declared...................................                                                     151,060
                                                         -------------  -------------  -------------  -------------
    Total Current Liabilities..........................        867,879      1,160,978      1,219,233      1,370,293
                                                         -------------  -------------  -------------  -------------

LONG-TERM DEBT.........................................      1,016,439      1,016,540      1,850,093      1,850,093
                                                         -------------  -------------  -------------  -------------

DEFERRED INCOME TAXES..................................                                                     282,600
                                                         -------------  -------------  -------------  -------------

SUBORDINATED DEBT......................................        400,000        400,000        400,000        400,000
                                                         -------------  -------------  -------------  -------------

REDEEMABLE STOCK PURCHASE WARRANT......................         35,000         41,000
                                                         -------------  -------------  -------------  -------------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value; authorized 5,000,000
   shares; issued and outstanding 1,800,000 shares.....         18,000         18,000         18,000         18,000
  Additional paid-in capital...........................        282,000        282,000        282,000        464,342
  Retained earnings....................................        509,340        458,242        609,302
                                                         -------------  -------------  -------------  -------------
                                                               809,340        758,242        909,302        482,342
                                                         -------------  -------------  -------------  -------------
                                                         $   3,128,658  $   3,376,760  $   4,378,628  $   4,385,328
                                                         -------------  -------------  -------------  -------------
                                                         -------------  -------------  -------------  -------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.
                              STATEMENTS OF INCOME
                   YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                               YEARS ENDED                NINE MONTHS ENDED
                                                               DECEMBER 31,                 SEPTEMBER 30,
                                                       ----------------------------  ----------------------------
                                                           1994           1995                          1996
                                                       -------------  -------------      1995       -------------
                                                                                     -------------
                                                                                      (UNAUDITED)
OPERATING REVENUES...................................  $   4,984,697  $   5,233,959  $   3,843,292  $   4,638,685
                                                       -------------  -------------  -------------  -------------
COST OF GOODS SOLD AND DIRECT COSTS
  Processing costs...................................      2,218,143      2,098,401      1,565,594      1,857,034
  Depreciation and amortization......................        576,462        687,314        504,399        587,493
                                                       -------------  -------------  -------------  -------------
                                                           2,794,605      2,785,715      2,069,993      2,444,527
                                                       -------------  -------------  -------------  -------------
GROSS PROFIT.........................................      2,190,092      2,448,244      1,773,299      2,194,158
                                                       -------------  -------------  -------------  -------------
OPERATING EXPENSES
  General and administrative.........................      1,717,238      1,947,794      1,379,843      1,713,856
  Depreciation and amortization......................         83,293         87,895         66,334         66,810
                                                       -------------  -------------  -------------  -------------
                                                           1,800,531      2,035,689      1,446,177      1,780,666
                                                       -------------  -------------  -------------  -------------
INCOME FROM OPERATIONS...............................        389,561        412,555        327,122        413,492
                                                       -------------  -------------  -------------  -------------
OTHER INCOME (EXPENSE)
  Interest income....................................          1,430          1,686          1,678             43
  Interest expense...................................       (236,369)      (262,391)      (194,300)      (201,344)
  Other..............................................        (48,260)          (980)        (1,000)         1,013
                                                       -------------  -------------  -------------  -------------
                                                            (283,199)      (261,685)      (193,622)      (200,288)
                                                       -------------  -------------  -------------  -------------
NET INCOME...........................................  $     106,362  $     150,870  $     133,500  $     213,204
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
UNAUDITED PRO FORMA DATA
  Income before income taxes.........................  $     106,362  $     150,870  $     133,500  $     213,204
  Provision for income taxes.........................         54,000         68,000         59,000         90,000
                                                       -------------  -------------  -------------  -------------
PRO FORMA NET INCOME.................................  $      52,362  $      82,870  $      74,500  $     123,204
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
PRO FORMA PER SHARE INFORMATION
  Net income.........................................  $         .03  $         .05  $         .04  $         .07
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...........      1,800,000      1,800,000      1,800,000      1,800,000
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                        ADDITIONAL
                                                                              COMMON      PAID-IN      RETAINED
                                                                  TOTAL        STOCK      CAPITAL      EARNINGS
                                                               ------------  ---------  -----------  ------------
BALANCE, DECEMBER 31, 1993...................................  $    807,662  $  18,000  $   282,000  $    507,662
  Net income.................................................       106,362                               106,362
  Increase in value of redeemable warrant....................       (34,990)                              (34,990)
  Dividends paid on common stock, $.04 per share.............       (69,694)                              (69,694)
                                                               ------------  ---------  -----------  ------------
BALANCE, DECEMBER 31, 1994...................................       809,340     18,000      282,000       509,340
  Net income.................................................       150,870                               150,870
  Increase in value of redeemable warrant....................        (6,000)                               (6,000)
  Dividends paid on common stock, $.11 per share.............      (195,968)                             (195,968)
                                                               ------------  ---------  -----------  ------------
BALANCE, DECEMBER 31, 1995...................................       758,242     18,000      282,000       458,242
  Net income.................................................       213,204                               213,204
  Dividends paid on common stock, $.03 per share.............       (62,144)                              (62,144)
                                                               ------------  ---------  -----------  ------------
BALANCE, SEPTEMBER 30, 1996..................................  $    909,302  $  18,000  $   282,000  $    609,302
                                                               ------------  ---------  -----------  ------------
                                                               ------------  ---------  -----------  ------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                   YEARS ENDED             NINE MONTHS ENDED
                                                                  DECEMBER 31,               SEPTEMBER 30,
                                                           ---------------------------  ------------------------
                                                               1994           1995         1995         1996
                                                           -------------  ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................  $     106,362  $    150,870  $   133,500  $   213,204
  Items not requiring (providing) cash:
    Depreciation.........................................        317,830       426,960      308,394      426,370
    Amortization of software development costs...........        321,413       337,515      252,108      226,424
    Amortization of intangible assets....................         20,512        10,734       10,231        1,509
    (Gain) loss on disposal of equipment and software....         47,078           980       (3,809)         382
  Changes in:
    Accounts receivable..................................         25,389       (42,785)     (85,017)    (214,453)
    Other receivables....................................        (19,238)       75,507       18,331       (2,562)
    Prepaid expenses and other assets....................        (32,010)       21,200       (9,674)     (27,618)
    Accounts payable and accrued expenses................       (173,338)       50,178      (17,811)     149,821
    Deferred revenue.....................................        (20,000)
                                                           -------------  ------------  -----------  -----------
      Net cash provided by operating activities..........        593,998     1,031,159      606,253      773,077
                                                           -------------  ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property and equipment...........         25,236                      5,210          350
  Purchase of property and equipment.....................        (46,828)      (72,729)     (19,443)     (94,900)
  Decrease in equipment held for sale....................         26,635
  (Increase) decrease in related party receivable........        (41,468)                    41,468
  Expenditures for software development costs............       (272,111)     (364,479)    (224,347)    (364,122)
                                                           -------------  ------------  -----------  -----------
      Net cash used in investing activities..............       (308,536)     (437,208)    (197,112)    (458,672)
                                                           -------------  ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings under line-of-credit agreement..........        150,000       175,000      125,000       40,000
  Proceeds from long-term debt...........................      2,076,000        11,694                   250,000
  Principal payments under capital lease obligation......       (274,593)     (300,866)    (215,998)    (321,828)
  Principal payments on long-term debt...................     (2,132,197)     (191,810)    (141,786)    (168,845)
  Dividends paid.........................................        (69,694)     (195,968)    (155,971)     (62,144)
  Deferred stock issuance costs..........................                     (127,589)     (44,080)     (64,749)
                                                           -------------  ------------  -----------  -----------
      Net cash used in financing activities..............       (250,484)     (629,539)    (432,835)    (327,566)
                                                           -------------  ------------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........         34,978       (35,588)     (23,694)     (13,161)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............         27,548        62,526       62,526       26,938
                                                           -------------  ------------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR...................  $      62,526  $     26,938  $    38,832  $    13,777
                                                           -------------  ------------  -----------  -----------
                                                           -------------  ------------  -----------  -----------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.
                         NOTES TO FINANCIAL STATEMENTS
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    The Company is engaged primarily in the development and marketing of advanced proprietary software for electronic management of bankruptcy cases. An extensive array of support services complements the software. The Company extends unsecured credit to customers throughout the United States.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment are depreciated on a straight-line basis over the estimated useful life of each asset as follows:

Furniture and fixtures..........................................    10 years
Computer equipment..............................................     5 years
Office equipment................................................  5-10 years
Transportation equipment........................................   3-5 years

    Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives (5-10 years) of the improvements.

    SOFTWARE DEVELOPMENT COSTS

    Certain internal software development costs incurred in the creation of computer software products are capitalized once technological feasibility has been established. Prior to the completion of a detail program design, development costs are expensed. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization (5 years) over the remaining estimated economic life of the product.

    INTANGIBLE ASSETS

    The excess of cost over fair value of net assets acquired is being amortized over 40 years. Organizational costs are being amortized over seven years. All amortization is provided by the straight-line method.

    REVENUE RECOGNITION

    Revenues for Chapter 13 processing and noticing are recorded monthly at the completion of the services based on the trustees' month-end caseloads. For Chapter 7 bankruptcy services, monthly fees are received from a national financial institution after the product is installed and deposits are transferred based on the level of trustees' deposits with that institution. All ancillary fees are recognized as the services have been provided.

    INCOME TAX STATUS

    The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders are taxed on their

                          ELECTRONIC PROCESSING, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES (CONTINUED)
proportionate shares of the Company's taxable income. Therefore, these statements do not include any provision for corporation income taxes. Management intends to distribute sufficient funds to the stockholders to pay personal taxes related to flow-through taxable income.

    WARRANTS SUBJECT TO REDEMPTION AGREEMENT

    Warrants to purchase common stock include a right to require the Company to purchase such stock, if acquired, at a price based on an agreed-upon formula. The warrant liability amount is being accrued over the period to the first exercise date, based on the formula price determined as of the balance sheet date. Increases in warrant liability are charged to retained earnings in a manner similar to recognition of dividend liabilities on redeemable preferred stock. During 1996, the liability amount was fixed by agreement with the majority shareholder (see Note 5).

    CASH EQUIVALENTS

    The Company considers all liquid investments with original maturities of three months or less (primarily money market accounts) to be cash equivalents.

    NEW PRONOUNCEMENT

    The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " in March 1995. The new Statement requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. The Company has determined that no such impairment exists at September 30, 1996.

NOTE 2:  SOFTWARE DEVELOPMENT COSTS
    The following is a summary of software development costs capitalized:

                                                                   YEARS ENDED DECEMBER 31,     NINE MONTHS ENDED
                                                                ------------------------------  ------------------
                                                                     1994            1995       SEPTEMBER 30, 1996
                                                                --------------  --------------  ------------------
Amounts capitalized (net of retirements)......................  $    3,627,068  $    3,991,547   $      2,663,840
                                                                --------------  --------------  ------------------
Accumulated amortization, beginning of year...................      (2,288,198)     (2,609,611)        (2,947,126)
Amortization expense..........................................        (321,413)       (337,515)          (226,424)
Retirements...................................................                                          1,691,829
                                                                --------------  --------------  ------------------
Accumulated amortization, end of year.........................      (2,609,611)     (2,947,126)        (1,481,721)
                                                                --------------  --------------  ------------------
Net software development costs................................  $    1,017,457  $    1,044,421   $      1,182,119
                                                                --------------  --------------  ------------------
                                                                --------------  --------------  ------------------

    Included in the above are development costs relating to products not yet released. Such costs totaled $173,029, $503,827 and $684,956 at December 31, 1994 and 1995, and September 30, 1996, respectively.

                          ELECTRONIC PROCESSING, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 3:  NOTES PAYABLE AND LONG-TERM DEBT
    Long-term debt includes the following at December 31, 1994 and 1995, and September 30, 1996:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1994           1995       SEPTEMBER 30, 1996
                                                                  -------------  -------------  ------------------
Note payable, bank (A)..........................................  $     150,000  $     325,000    $      365,000
Note payable, bank (B)..........................................        818,417        674,376           553,729
Note payable, bank (C)..........................................        116,352        184,581           214,828
Note payable, bank (D)..........................................                                         250,000
Other...........................................................         14,132         12,008            10,179
Capital lease obligations.......................................        504,831        650,789         1,154,005
                                                                  -------------  -------------  ------------------
                                                                      1,603,732      1,846,754         2,547,741
Less current maturities.........................................        587,293        830,214           697,648
                                                                  -------------  -------------  ------------------
                                                                  $   1,016,439  $   1,016,540    $    1,850,093
                                                                  -------------  -------------  ------------------
                                                                  -------------  -------------  ------------------

------------------------
(A) Note is available in multiple advances with a limit of $500,000. Interest is 2% in excess of the bank's base lending rate (10.25% at September 30, 1996) per annum and is adjusted and payable on a quarterly basis. Principal is due on October 1, 1997. The note is collateralized by substantially all assets and is personally guaranteed by the majority stockholder.

(B) Principal and interest (2% in excess of bank's base lending rate -- 10.25% at September 30, 1996) payable in monthly installments of $18,792 with final payment due in June 1999; collateralized by substantially all assets and personally guaranteed by the majority stockholder.

(C) Revolving equipment line of credit of $250,000, with interest (2% in excess of bank's base lending rate -- 10.25% at September 30, 1996) payable monthly, in addition to monthly principal reductions equal to one thirty-sixth of the outstanding principal balance, with the unpaid balance being due June 1998; collateralized by substantially all assets and personally guaranteed by the majority stockholder.

(D) Note and accrued interest (1% in excess of highest prime rate in Wall Street Journal, calculated daily -- 9.25% at September 30, 1996); due in October 1996 (extended after September 30, 1996, to October 1997); personally guaranteed by majority stockholder.

    The following maturities schedule reflects the payment terms noted above:

1997...................................................  $  697,648
1998...................................................   1,397,579
1999...................................................     438,490
2000...................................................      14,024
                                                         ----------
                                                         $2,547,741
                                                         ----------
                                                         ----------

NOTE 4:  LEASES

    OPERATING

    The Company has a noncancellable operating lease for office space which expires in February 2001. The majority stockholder of the Company is a partner in the partnership that leases office space to the Company. The lease requires the Company to pay all executory costs (property taxes, maintenance and insurance).

                          ELECTRONIC PROCESSING, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 4:  LEASES (CONTINUED)
    For the year ended December 31, 1995 and the nine months ended September 30, 1996, an agreement was reached with the partnership whereby the Company was reimbursed for the property taxes which amounted to approximately $30,000 for both 1995 and 1996.

    Future minimum lease payments at September 30, 1996 are as follows:

1997.....................................................  $ 148,125
1998.....................................................    152,800
1999.....................................................    156,900
2000.....................................................    161,200
2001.....................................................     68,000
                                                           ---------
                                                           $ 687,025
                                                           ---------
                                                           ---------

    Rental expense under this lease was $137,624 and $142,125 for the years ended December 31, 1994 and 1995, respectively, and $109,125 for the period ended September 30, 1996.

    CAPITAL

    Capital leases shown in long-term debt (SEE NOTE 3) include leases for the use of computer equipment for no more than five years expiring in 2001.

    Property and equipment include the following property under capital leases:

                                                                    YEARS ENDED DECEMBER 31,
                                                                   --------------------------  NINE MONTHS ENDED
                                                                      1994          1995       SEPTEMBER 30, 1996
                                                                   -----------  -------------  ------------------
Computer equipment...............................................  $   936,279  $   1,163,513    $    1,631,498
Less accumulated depreciation....................................      302,676        355,542           357,546
                                                                   -----------  -------------  ------------------
                                                                   $   633,603  $     807,971    $    1,273,952
                                                                   -----------  -------------  ------------------
                                                                   -----------  -------------  ------------------

    Future minimum lease payments as of September 30, 1996 are as follows:

1997...................................................  $  548,036
1998...................................................     480,924
1999...................................................     271,149
2000...................................................      13,359
                                                         ----------
Future minimum lease payments..........................   1,313,468
Less amount representing interest......................     159,464
                                                         ----------
Present value of future minimum lease payments.........   1,154,004
Less current maturities................................     451,625
                                                         ----------
Noncurrent portion.....................................  $  702,379
                                                         ----------
                                                         ----------

NOTE 5:  SUBORDINATED DEBT AND STOCK PURCHASE WARRANT
    The Company has the following subordinated debt outstanding with the majority stockholder at December 31, 1994 and 1995, and September 30, 1996:

10% interest payable monthly, principal balance due July
 1998....................................................  $ 400,000
                                                           ---------
                                                           ---------

                          ELECTRONIC PROCESSING, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 5:  SUBORDINATED DEBT AND STOCK PURCHASE WARRANT (CONTINUED)
    Interest expense under this agreement was $40,000 for both the years ended December 31, 1994 and 1995, and $30,000 for the nine month period ended September 30, 1996.

    The holder of the subordinated note also holds a stock purchase warrant (originally issued in 1988) to acquire 969,228 shares of the Company's common stock at $.41 per share (giving retroactive effect to the 6 to 1 stock split discussed in Note 9) at any time prior to July 14, 1998.

    Commencing July 15, 1996, the holder of common stock obtained by exercising the stock purchase warrant may require the Company to purchase for cash all or any part of the stock held. Likewise, the Company shall have the right to purchase for cash all or part of the stock held that was obtained by exercising the stock purchase warrant. The price in either such event shall be the greater of, using either the preceding fiscal year-end financial statements or an average of the two preceding fiscal year financial statements, (1) net book value per share or (2) a valuation per share computed from a seven times pre-tax income multiple. As of December 31, 1994 and 1995, the Company has calculated and recorded a value of such warrants in the amount of $35,000 and $41,000, respectively. Subsequent to September 30, 1996, the Company reached an agreement with the principal stockholder to retire the warrant for a price of $41,000.

NOTE 6:  RELATED PARTY TRANSACTIONS
    Interest expense of $10,501 was recognized on a note payable outstanding to the majority stockholder in 1994. Included in other receivables at December 31, 1994 is $41,468 due from related parties. Fees totaling $24,658 and $23,250 were paid to the majority stockholder during 1995 and 1994, respectively, for guarantees on Company debt.

NOTE 7:  PROFIT SHARING PLAN
    The Company has adopted a 401(k) plan covering substantially all employees. Company matching contributions to the Plan are discretionary. Such contributions amounted to $8,194 and $11,847 for the years ended December 31, 1994 and 1995, respectively, and $9,000 was accrued for the period ended September 30, 1996.

NOTE 8:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS
    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

    - The Company capitalizes and amortizes costs incurred in the development of software products. These costs are being realized over the estimated life of the resulting software product, principally five years. Ultimate recoverability is dependent upon estimated future revenues over the life of the product being realized.

    - The majority of the Company's revenues are generated from processing and noticing services for Chapter 13 bankruptcy cases. For Chapter 7 bankruptcy services, the Company has a significant marketing agreement with a national financial institution which provides for the generation of monthly revenues based on the level of trustees' deposits with that institution.

NOTE 9:  PLANNED PUBLIC OFFERING (UNAUDITED)
    The Company is currently planning to make a public offering of shares of common stock. In conjunction with the offering, the Company has increased the number of authorized common shares to 5,000,000 and declared a 6 to 1 stock split which became effective, through a stock dividend, on November 4, 1996. In lieu of historical earnings (loss) per share, pro forma per share amounts

                          ELECTRONIC PROCESSING, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 9: PLANNED PUBLIC OFFERING (UNAUDITED) (CONTINUED) reflecting the effects of the stock dividend retroactively have been provided as described below. Additionally, the number of shares in the accompanying balance sheets have been retroactively increased to reflect this stock split.

    Upon issuance of common stock to the public, the Company will change its income tax status to a C corporation. Pro forma earnings information has been provided to reflect the effects of corporate income taxes on historical earnings, including the effects of permanent and temporary differences in reporting income and expenses for tax and financial reporting purposes, as if the Company has been subject to income taxes for all the periods presented. Pro forma adjustments reflect the provision for corporate income taxes.

    At the time of becoming a C corporation, the Company will accrue an income tax provision to record the effects of temporary differences between assets and liabilities presented on the financial reporting basis and the income tax basis. At September 30, 1996, the deferred tax effects of such differences were as follows:

Deferred tax assets:
  Allowance for doubtful accounts...............................  $   1,900
  Accrued compensated absences..................................      3,500
  Other.........................................................      1,300
                                                                  ---------
                                                                      6,700
Deferred tax liabilities:
  Property and equipment basis difference.......................   (282,600)
                                                                  ---------
Net deferred tax asset (liability)..............................  $(275,900)
                                                                  ---------
                                                                  ---------

    The pro forma provision for income taxes included these components:

                                                                      YEARS ENDED            NINE MONTHS ENDED
                                                                      DECEMBER 31,             SEPTEMBER 30,
                                                                ------------------------  -----------------------
                                                                    1994         1995        1995        1996
                                                                ------------  ----------  ----------  -----------
Taxes currently payable.......................................  $    291,000  $   95,000  $   79,500  $   126,000
Deferred income taxes.........................................      (237,000)    (27,000)    (20,500)     (36,000)
                                                                ------------  ----------  ----------  -----------
                                                                $     54,000  $   68,000  $   59,000  $    90,000
                                                                ------------  ----------  ----------  -----------
                                                                ------------  ----------  ----------  -----------

    A reconciliation of pro forma income tax provision at the statutory rate to pro forma income tax expense at the Company's effective rate is shown below:

                                                                     YEARS ENDED DECEMBER   NINE MONTHS ENDED
                                                                             31,              SEPTEMBER 30,
                                                                     --------------------  --------------------
                                                                       1994       1995       1995       1996
                                                                     ---------  ---------  ---------  ---------
Computed at statutory rate (34%)...................................  $  36,200  $  51,300  $  45,400  $  72,500
Increase in taxes resulting from:
  Nondeductible expenses...........................................      7,400      8,500      6,300      6,500
  State income taxes, net of federal tax effect and other..........     10,400      8,200      7,300     11,000
                                                                     ---------  ---------  ---------  ---------
Pro forma tax provision............................................  $  54,000  $  68,000  $  59,000  $  90,000
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

    The Company has reserved 270,000 shares of common stock for issuance of stock options to employees, officers and directors of the Company. Upon successful completion of the offering, the

                          ELECTRONIC PROCESSING, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

NOTE 9:  PLANNED PUBLIC OFFERING (UNAUDITED) (CONTINUED)
Company will issue options for 119,500 of these shares with the exercise price being equal to the initial public offering price. The Company will account for such options in accordance with APB Opinion No 25, "Accounting for Stock Issued to Employees," and will provide pro forma disclosures as required by Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation."

    For supplementary purposes pro forma earnings per share would have been $.09 for both the nine months ended September 30, 1996, and for the year ended December 31, 1995. Such calculations give effect (net of income taxes) to the repayment of approximately $2,000,000 of the Company's outstanding indebtedness and resulting reduction of interest expense as if a portion of the proceeds from this initial public offering had been used to repay the debt at the original dates of issuance and the number of shares of common stock (whose proceeds are to be used to retire the debt) were outstanding from the same dates.

NOTE 10:  PRO FORMA (UNAUDITED)

    In anticipation of the public offering, the Company will declare a final S corporation distribution to present stockholders. This final distribution will represent the Company's previously undistributed earnings only since January 1, 1996, through the Termination Date. The amount of this final distribution will not exceed $250,000 and will be payable within 90 days following the Termination Date. If the final S corporation distribution were computed based upon 1996 earnings only through September 30, 1996, the amount of that distribution would be $151,060. Any remaining retained earnings will then be reclassified to additional paid-in capital. Additionally, the Company has reached agreement with the majority stockholder to retire the redeemable stock warrant (see Note 5) prior to the offering with a payment of $41,000.

    Pro forma adjustments made to the September 30, 1996 balance sheet include the effects of the special distribution of $151,060, and the recording of the net deferred tax liability, but do not include the effects of the net proceeds from the planned public offering.

NOTE 11:  ADDITIONAL CASH FLOWS INFORMATION

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------  NINE MONTHS ENDED
                                                                        1994         1995      SEPTEMBER 30, 1996
                                                                     -----------  -----------  ------------------
NONCASH INVESTING AND FINANCING ACTIVITIES
  Capital lease obligation and notes payable
   incurred for equipment..........................................  $   441,696  $   549,004     $    901,660

ADDITIONAL CASH INFORMATION
  Interest paid....................................................      232,032      262,391          184,274

GRAPHIC ENTITLED "ADVANCED BANKRUPTCY MANAGEMENT SYSTEMS" DEPICTING CERTAIN FEATURES OF THE COMPANY'S CASE POWER PRODUCT: CREDITOR DISTRIBUTION, LEGAL NOTICE'S WINDOWS-TM- INTERFACE, BARCODING, AND DOCUMENT IMAGING.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Prior S Corporation Status................................................   10
Use of Proceeds...........................................................   10
Dividend Policy...........................................................   11
Dilution..................................................................   12
Capitalization............................................................   13
Selected Financial Data...................................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   19
Management................................................................   30
Certain Transactions......................................................   33
Principal Stockholders....................................................   34
Description of Securities.................................................   35
Underwriting..............................................................   37
Legal Matters.............................................................   38
Experts...................................................................   38
Additional Information....................................................   38
Index to Financial Statements.............................................  F-1


    UNTIL FEBRUARY 28, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                1,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             RJ STEICHEN & COMPANY


                                FEBRUARY 3, 1997


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